LOAN AND SECURITY AGREEMENT

By and Between

WESTERNBANK PUERTO RICO
(BUSINESS CREDIT DIVISION)
as Lender

And

INYX, INC.

And

INYX USA, LTD.
as Borrowers

Dated: MARCH 31, 2005

LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement, dated as of March 31, 2005, is entered into by and between Westernbank Puerto Rico, a Puerto Rico Banking corporation (“Lender”) and Inyx, Inc.(“Inyx”), a Nevada corporation and Inyx USA, Ltd.(“Inyx USA”), an Isle Of Man corporation(hereinafter referred to as “Borrower”).

WITNESSETH

WHEREAS, the Borrower wishes to purchase the assets and business of the Seller;

WHEREAS, Borrower and certain of its Affiliates have requested that Lender provide Borrower with a credit facility to be used in part to help pay the purchase price of such business and assets; and

WHEREAS, Lender is willing to provide such credit facility and to make loans and provide such financial accommodations on the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.  DEFINITIONS

All terms used herein which are defined in Article 1 or Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement. All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires. All references to Borrower and Lender or pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns. The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced. The word "including" when used in this Agreement shall mean "including, without limitation". An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Lender, if such Event of Default is capable of being cured as determined by Lender. Any accounting term used herein unless otherwise defined in this Agreement shall have the meanings customarily given to such term in accordance with GAAP. For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1  "Accounts" shall mean all present and future rights of Borrower to payment for goods sold or leased or for services rendered, which are not evidenced by instruments or chattel paper, and whether or not earned by performance.

1.2  “Adjusted Net Worth" shall mean as to any Person, at any time, in accordance with GAAP (except as otherwise specifically set forth below), on a consolidated basis for such Person and its subsidiaries (if any), the amount equal to the sum of: (a) the difference between: (i) the aggregate net book value of all assets of such Person and its subsidiaries, calculating the book value of inventory for this purpose on a first-in-first-out basis, after deducting from such book values all appropriate reserves in accordance with GAAP (including all reserves for doubtful receivables, obsolescence, depreciation and amortization) and (ii) the aggregate amount of the indebtedness and other liabilities of such Person and its subsidiaries (including tax and other proper accruals) plus (b) indebtedness of such Person and its subsidiaries which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Lender plus (c) the aggregate excess of the appraised value of all assets of such Person and its subsidiaries over the net book value of all assets of such Person and its subsidiaries (after deducting from such book values all appropriate reserves in accordance with GAAP, including all reserves for doubtful receivables, obsolescence, depreciation and amortization), based on appraisals acceptable to Lender.

1.3  “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person or other equity interests in such Person, (b) any Person of which such Person or a Subsidiary of such Person beneficially owns or holds ten percent (10%) or more of any class of voting stock or in which such Person beneficially owns or holds ten percent (10%) or more of the equity interests and (c) any director or executive officer of such Person. For the purposes of this definition, the term “control” (including with correlative meanings, the terms (“controlled by and under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting stock, by agreement or otherwise.

1.4  "Availability Reserves" shall mean, as of any date of determination, such amounts as Lender may from time to time establish and revise in good faith reducing the amount of Revolving Loans and Letter of Credit Accommodations which would otherwise be available to Borrower under the lending formula(s) provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by Lender in good faith, do or may affect either (i) the Collateral or any other property which is security for the Obligations or its value, (ii) the assets, business or prospects of any Borrower or any Obligor or (iii) the security interests and other rights of Lender in the Collateral (including the enforceability, perfection and priority thereof) or (b) to reflect Lender's good faith belief that any collateral report or financial information furnished by or on behalf of Borrower, or any Obligor to Lender is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof or (d) in respect of any state of facts which Lender determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

1.5  “Blocked Accounts” shall have the meaning set forth in section 6.3 hereof.

1.6  “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the Commonwealth of Puerto Rico and a day on which Lender is open for the transaction of business.

1.7  “Capital Lease” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.8  “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock, partnership interests or limited liability company interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.9  “Cash Equivalents” shall mean, at any time, (a) any evidence of indebtedness with a maturity date of one hundred eighty (180) days or less issued or directly and fully guaranteed or insured by the United States of America of any agency or instrumentality thereof; provided that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of one hundred eighty (180) days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of one hundred eighty (180) days or less issued by a corporation (except an Affiliate of a Borrower) organized under the laws of any State of the United States of America or the District of Columbia and rated at least A-1 by Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc. or at least P-1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days for underlying security of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America, in each case maturing within one hundred eighty (180) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.10  “Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of a Borrower to any Person or group (as such term is used in Section 13(d)(3) of the Securities And Exchange Act of 1934[the Exchange Act]); (b) the liquidation or dissolution of a Borrower or the adoption of a plan by the stockholders of a Borrower relating to the dissolution or liquidation of any Borrower; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), of beneficial ownership directly or indirectly, of a majority of the voting power of the total outstanding voting stock of any Borrower or (d) during any period of one (1) year, individuals who at the beginning of such period constituted the Board of Directors of any Borrower cease for any reason to constitute a majority of the Board of Directors of such Borrower, then still in office; or (e) the failure of (i) the present beneficial holders of voting stock of Inyx to own and control, directly or indirectly fifty percent(50%)of the voting power of the total outstanding voting stock of Inyx, and (ii) Inyx to own and control, directly or indirectly, one hundred (100%) percent of the voting power of the total outstanding voting stock of Inyx USA.

1.11  “Closing Date” shall mean the date of making of the initial Loans hereunder by Lender for the closing of the transactions contemplated by the Purchase Agreements.

1.12  “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.13  "Collateral" shall have the meaning set forth in Section 5 hereof.

1.14  “Collateral Access Agreement” shall mean an agreement in writing, in form and substance satisfactory to Lender, from any lessor of premises to any Borrower or any other Person to whom any Collateral(including Inventory, Equipment, bills of lading or other documents of title)is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other Person, inter alia, acknowledges, in form and substance satisfactory to Lender, Lender’s first priority lien and security interest in such Collateral, and agrees to waive any and all claims such lessor, consignee or other Person may at any time have against such Collateral and agrees to permit Lender access to, and the right to remain on the premises of such lessor, consignee or other Person, so as to exercise Lenders rights and remedies and otherwise deal with such Collateral and in the case of any Person who at any time has custody, control or possession of any bills of lading or other documents of title, agrees to hold such bills of lading or other documents as bailee for Lender and to follow all instructions of Lender with respect thereto.

1.15  “Contract Manufacturing Customer” shall mean any Person for whom Borrower manufactures, processes, provides services, conducts operations or performs work, on or with respect to Inventory owned by such Person, or sold by such Person to Borrower with the understanding that such Person will repurchase such Inventory from Borrower.

1.16  “Debt” shall include, as to any Person, at any time (without duplication) (a) any liability, whether or not contingent, of such Person in respect of borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except (i) trade accounts payable not unpaid more than one hundred twenty (120)days past the invoice date (ii) other accounts payable and current accrued expenses payable of such Person arising in the ordinary course of business which are not past due by more than ninety (90) days, (d) all obligations of such Person under a Capital Lease, (e) all indebtedness or other obligations of others guaranteed by such Person, (f) all obligations secured by a lien or security interest existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non recourse to the credit of such Person, (g) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers acceptances, surety or other bonds or similar instruments and (h) all obligations of such Person with respect to redeemable stock or repurchase or redemption obligations with respect to any Capital Stock or other equity securities issued by such Person.

1.17  “Dilution” shall mean, for any period, the ratio of (a) the aggregate amount of reductions in Accounts other than as a result of payments in cash, for such period to (b) the aggregate amount of total sales, for such period.

1.18  “Due Date” shall mean March 31, 2008.

1.19  “EBITDA” shall mean, with respect to any Person, for the period in question, the sum of (a) Net Income After Tax of such Person during such period plus (b) to the extent deducted in determining Net Income After Tax, the sum of (i) interest expense during such period, plus (ii) all provisions for any Federal, Commonwealth, state, local and/or foreign income taxes made by such Person during such period plus (iii) all depreciation and amortization expenses of Person during such period all determined on a consolidated basis for such Person and its Subsidiaries, if any.

1.20  "Eligible Accounts" shall mean Accounts created by a Borrower which are and continue to be acceptable to Lender based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

(a) such Accounts arise from the actual and bona fide sale and delivery by a Borrower or rendition of services by a Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b) such Accounts are not unpaid (i) more than one hundred twenty (120) days after the date of the original invoice for them and (ii) more than sixty (60) days past the due date thereof(but never more than one hundred twenty (120) days past the original invoice date);

(c) such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;

(d) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e) the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or the Commonwealth of Puerto Rico or at Lender’s option: if either (i) the account debtor has delivered to Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Lender and payable only in the United States of America and in U.S. dollars sufficient to cover such Account in form and substance satisfactory to Lender and if required by Lender the original of such letter of credit has been delivered to Lender or Lender’s agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Lender, or (ii) such account is subject to credit insurance payable to Lender issued by an insurer and on terms and in an amount acceptable to Lender or (iii) such Account is otherwise acceptable in all respects to Lender (subject to such lending formula with respect thereto as Lender may determined);

(f) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to progress billings and bill and hold invoices, if Lender shall have received an agreement in writing from the account debtor in form and substance satisfactory to Lender confirming the unconditional obligation of the account debtor, with respect to progress billings, to pay such progress billings and, with respect to bill and hold invoices, to take the goods related thereto and pay such invoice;

(g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts);

(h) there are no facts, events or occurrences which would impair the validity, enforceability or collect ability of such Accounts or reduce the amount payable or delay payment thereunder;

(i) such Accounts are subject to the first priority, valid and perfected security interest of Lender and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

(j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an officer, employee or agent of or Affiliated with any Borrower directly or indirectly by virtue of family membership, ownership, control, management or otherwise;

(k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Lender's request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Lender;

(l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

(m) such Accounts of a single account debtor or its affiliates do not constitute more than fifty percent (50%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

(n) such Accounts are not owed by an account debtor who has Accounts unpaid more than one hundred twenty (120) days after the date of the original invoice for them which constitute more than fifty percent (50%) percent of the total Accounts of such account debtor;

(o) such Accounts are owed by account debtors whose total indebtedness to Borrower does not exceed the credit limit with respect to such account debtors as determined by Lender from time to time (but the portion of the Accounts not in excess of such credit limit may be deemed Eligible Accounts); and

(p) such Accounts are owed by account debtors deemed creditworthy at all times by Lender, as determined by Lender. General criteria for Eligible Accounts may be established and revised from time to time by Lender in good faith. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

1.21  "Eligible Inventory" shall mean Inventory consisting of finished goods held for resale in the ordinary course of the business of Borrower and raw materials for such finished goods which are acceptable to Lender based on the criteria set forth below. In general, Eligible Inventory shall not include (a) work-in-process, except, in Lender’s discretion bulk finished solid drugs, listed by Borrower as work in process, immediately prior to bottling; (b) components which are not part of finished goods; (c) spare parts for equipment; (d) packaging and shipping materials; (e) supplies used or consumed in Borrower's business; (f) Inventory at premises other than those owned and controlled by Borrower, except if Lender shall have received an agreement in writing from the person in possession of such Inventory and/or the owner or operator of such premises in form and substance satisfactory to Lender acknowledging Lender's first priority security interest in the Inventory, waiving security interests and claims by such person against the Inventory and permitting Lender access to, and the right to remain on, the premises so as to exercise Lender's rights and remedies and otherwise deal with the Collateral; (g) Inventory subject to a security interest or lien in favor of any person other than Lender except those permitted in this Agreement; (h) bill and hold goods; (i) unserviceable, obsolete or slow moving Inventory; (j) Inventory which is not subject to the first priority, valid and perfected security interest of Lender; (k) returned, damaged and/or defective Inventory; and (l) Inventory purchased or sold on consignment. General criteria for Eligible Inventory may be established and revised from time to time by Lender in good faith. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

1.22  "Environmental Laws" shall mean all foreign, Federal, State and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower and any governmental authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, and the Federal Safe Drinking Water Act of 1974, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

1.23  "Equipment" shall mean all of Borrower’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment, computers and computer hardware and software (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, racks, shelves, material handling equipment, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.24  "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

1.25  “Excess Availability” shall mean the amount, as determined by Lender, calculated at any time, equal to: (a) the lesser of: (i) the amount of the Loans available to Borrower as of such time based on the applicable lending formulas and subject to the sublimits and Availability Reserves from time to time established by Lender hereunder, and (ii) the Maximum Credit minus (b) the sum of: (i) the amount of all then outstanding and unpaid Obligations plus (ii) the aggregate amount of all then outstanding and unpaid trade payables and accrued expenses of Borrower which are more than sixty (60) days past due as of such time, plus (iii) the amount of checks issued by Borrower to pay trade payables, but not yet sent and the book overdraft of Borrower.

1.26  “Excess Cash Flow” shall mean with respect to any Person for any period the difference between (a) the sum of (i) the Net Income After Tax , plus (ii) depreciation, plus (iii) amortization, for such Person for such period, plus (iv) any non cash charges included in the calculation of Net Income After Tax, of such Person for such period minus (b) the sum of (i) regularly scheduled principal payments on Debt(including without limitation, the principal portion of payments in respect of capitalized lease obligations), plus (ii) other capital expenditures in excess of the amount of financing therefore which financing is permitted under this Agreement, plus (iii) any non cash gains included in the calculation of Net Income After Tax, of such Person for such period, all determined on a consolidated basis for such Person and its Subsidiaries, if any .

1.27  "Financing Agreements" shall mean, collectively, this Agreement and all notes, guarantees, security agreement documents and instruments now or at any time hereafter executed and/or delivered by Borrower or any Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.28  “Foreign Accounts” shall mean Accounts, the chief executive office of the account debtor with respect to such Accounts is not located in the United States of America or the Commonwealth of Puerto Rico.

1.29  "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

1.30  “Income Before Taxes” with respect to any period of Borrower shall mean the amount shown on the line item denominated “Income before provision (benefit) for income taxes”, shown on Borrower’s financial statements for such period, prepared in accordance with GAAP, i.e., the consolidated pre tax net income of Borrower for such period.

1.31  "Information Certificate" shall mean the Information Certificate of Borrower, Exhibit A to this Agreement, containing material information with respect to Borrower and their respective business and assets, provided by or on behalf of Borrower to Lender in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for therein.

1.32  “Intellectual Property” shall mean as to Borrower such now owned and hereafter arising or acquired patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations in part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or the license of any trademark); customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registration; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.33  "Inventory" shall mean all of Borrowers now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located.

1.34  "Letter of Credit Accommodations" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Lender for the account of Borrower or any Obligor or (b) with respect to which Lender has agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer.

1.35  "Loans" shall mean the Revolving Loans and the Term Loans.

1.36  “Manati Real Property” shall mean the real property, together will all buildings, structures and other improvements located thereon, of Borrower located in Manati, Puerto Rico forming part of the Purchased Assets and all licenses, easements and appurtenances thereto.

 1.37  “Manufacturing Contracts” shall mean the contracts to manufacture products or Inventory by Inyx USA, pursuant to or forming part of the Purchase Agreements, including the the agreement, dated March 5, 2004 between Aventis Pharmaceuticals, Inc. and Aeropharm Technology, Inc. and agreement by Inyx USA and Seller for the manufacture of Klaron by Inyx USA for Seller, as the same may be amended, supplemented or modified, and all present and future contracts between Borrower or Inyx USA and third parties for the manufacture of products or Inventory.

1.38  “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operation of Borrower, or (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Lender upon the Collateral or any other property which is security for the Obligations; (d) the Collateral of Borrower or the value of the Collateral; (e) the ability of Borrower to repay the Obligations or of Borrower to perform its obligations under this Agreement or any of the other Financing Agreements; or (f) the ability of Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Lender under this Agreement or any of the other Financing Agreements.

1.39  “Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements), written or oral, of Borrower involving monetary liability of or to any Person in an amount in excess of $1,000,000 in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements), whether written or oral, to which Borrower is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations or prospects of Borrower or the validity or enforceability of this Agreement, any of the other Financing Agreements, or any of the rights and remedies of Lender hereunder or thereunder.

1.40  “Maximum Credit” shall mean the amount of $46,000,000.

1.41  "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.

1.42  “Net Income After Tax” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, if any on a consolidated basis, for such period (excluding to the extent included therein any extraordinary or non-recurring gains and extraordinary non-cash charges to property, plant and equipment or goodwill) after deducting all charges (including income taxes) which should be deducted before arriving at the net income (loss) for such period, all as determined in accordance with GAAP; provided that, (a) the net income of any Person that is not a wholly-owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly-owned Subsidiary of such Person; and (b) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded. For the purposes of this definition, net income excludes any gain and non-cash loss (but not any cash loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any capital stock of such Person or a Subsidiary of such Person and any net income realized as a result of changes in accounting principles or the application thereof to such Person.

1.43  "Obligations" shall mean any and all Revolving Loans, Term Loans, Letter of Credit Accommodations, and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Lender and/or its affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, whether arising under this Agreement or otherwise, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrower under the Bankruptcy Code or any similar statute (including the payment of interest and other amounts which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Lender.

1.44  "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations, other than Borrower.

1.45  "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

1.46  “Permitted Liens” shall mean those liens, encumbrances and security interests (i) allowed by Section 9.8(b) through (f) hereof or (ii) as may otherwise be consented to by Lender, in writing.

1.47  “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects Subchapter S status under the Internal Revenue Code of 1986, as amended or N corporation status under the Puerto Rico Internal Revenue Code of 1994, as amended), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.48  “Prime Rate” shall mean the rate from time to time advised by Westernbank Puerto Rico, or its successors, to its clients as its prime rate, whether or not such advised rate is the best rate available at such bank.

1.49  “Purchase Agreements” shall mean, individually and collectively, the Asset Purchase Agreement, dated December 15, 2004 between Inyx USA and Seller, together with bills of sale, deeds, assignment and assumption agreements and such other instruments of transfer as are referred to therein and all side letters with respect thereto, and all agreements, documents and instruments executed and/or delivered in connection therewith, as all of the foregoing now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, with the consent or approval of Lender; provided, that, the term "Purchase Agreements" as used herein shall not include any of the "Financing Agreements" as such term is defined herein.

1.50  “PUT Agreement” shall mean an agreement entered into between Lender and a Contract Manufacturing Customer, in form and substance satisfactory to Lender, pursuant to which the Contract Manufacturing Customer, among other things, agrees with Lender to:

(a) Purchase, repurchase, take delivery of, and make payment for, at a price acceptable to Lender, Inventory purchased by Borrower from the Contract Manufacturing Customer;

(b) Purchase, at a price acceptable to Lender, services provided or work performed by Borrower for such Contract Manufacturing Customer;

(c) Purchase, repurchase, take delivery of, and make payment for, at a price acceptable to Lender, the outstanding amount of Borrower’s purchase orders for inventory or products for such Contract Manufacturing Customer and all work in process and finished goods manufactured or processed or worked on by Borrower for such Contract Manufacturing Customer; and

(d) Pay to Lender all invoices rendered by Borrower for goods and services, in accordance with the invoice term, without any offset, set-off, defense or counterclaim whatsoever, for any reason.

1.51  "Purchased Assets" shall mean all of the assets and properties acquired by Borrower from Seller pursuant to the Purchase Agreements.

1.52  “Real Estate Security” shall include the mortgage liens on the Real Property and interests of Borrower described in Schedule 5.1(e) hereto (the Mortgages), (b) the mortgage notes described on Schedule 5.1(e) hereto pledged or to be pledged to Lender and (c) liens and security interests in favor of Lender on all other Real Property of Borrower, all on the terms and subject to the provisions contained herein and in the other applicable Financing Agreements.

1.53  “Real Property” shall mean all now owned and hereafter acquired real property of any Borrower, including (a) those real properties described on 5.1(e) hereto (including the Manati Real Property), together with all buildings, structures and other improvements located thereon and all licenses, easements and appurtenances relating thereto, whenever located.

1.54  “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of Borrower: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of Borrower; (d) all letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to Borrower or otherwise in favor of or delivered to Borrower in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by Borrower or to or for the benefit of any third person, including loans or advances to any Affiliates or Subsidiaries of Borrower or otherwise associated with any Accounts, Inventory or general intangibles of Borrower (including without limitation, chooses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to Borrower in connection with the termination of any employee benefit plan and any other amounts payable to Borrower from any employee benefit plan) and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any process thereof and proceeds of insurance covering the lives of employees on which Borrower is a beneficiary.

1.55  "Records" shall mean all of Borrower’s present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes, electronic or virtual files and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of a Borrower with respect to the foregoing maintained with or by any other person).

1.56  “Restricted Junior Payment” shall mean (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Borrower now or hereafter outstanding or any payment on account of a return of capital (or the setting aside or otherwise depositing or investing of any sums for such purpose) or (b) any redemption, retirement, purchase, defeasance or other acquisition, direct of indirect, of any shares of any class of Capital Stock of any Borrower or any Affiliate of a Borrower now or hereafter outstanding (or the setting aside or otherwise depositing or investing of any sums for such purpose) or (c) any payment, direct or indirect, of any interest, principal of or premium, if any, on any redemption, retirement, purchase or other acquisition, direct or indirect, of any Subordinated Debt (or the setting aside or otherwise depositing or investing of any sums for such purpose or (d) any payment of money or transfer of any interest in any asset to any Affiliate of Borrower, except as permitted by Section 9.11(a) hereof.

1.54  "Revolving Loans" shall mean the loans now or hereafter made by Lender to or for the benefit of Borrower on a revolving basis (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

1.58  "Seller" shall mean Aventis Pharmaceuticals Puerto Rico, Inc., a Delaware corporation, and its successors and assigns.

1.59  “Solvent” shall mean, at any time with respect to any Person, that at such time such Person (a) is able to pay its debts as they mature and has (and has a reasonable basis to believe it will continue to have) sufficient capital (and not unreasonably small capital) to carry on its business consistent with its practices as of the date thereof, and (b) the assets and properties of such Person at a fair valuation (and including as assets for this purpose at a fair valuation all rights of subrogation, contribution or indemnification arising pursuant to any guarantees given by such Person) are greater than the indebtedness of such Person, and including subordinated and contingent liabilities computed at the amount which, such person has a reasonable basis to believe, represents an amount which can reasonably be expected to become an actual or matured liability (and including as to contingent liabilities arising pursuant to any guarantee the face amount of such liability as reduced to reflect the probability of it becoming a matured liability).

1.60  “Subordinated Debt” shall mean all liabilities, indebtedness and obligations of Borrower or any Obligor to any Person the payment of which is restricted by this Agreement or any of the other Financing Agreements.

1.61  “Subsidiary or Subsidiaries” shall mean, with respect to any Person, any corporation, association, limited liability company, limited liability partnership, or other limited or general partnership, trust, association or other business entity, of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the Board of Directors of such corporation, managers, trustees or other controlling persons (whether or not the right so to vote exists or has been suspended by reason of the happening of a contingency), or an equivalent controlling interest therein, of such Person is, at the time directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.62  “Suppressed Availability” shall mean the amount, as determined by Lender, calculated at any time, which Borrower shall otherwise be entitled to borrow under applicable lending formulas but which shall not be available to, and which shall be withheld from, Borrower.

1.63  “Tangible Net Worth” shall mean, as of the date of any determination thereof, the difference between (a) the amount of the capital stock accounts (net of treasury stock, at cost) of Borrower and its Subsidiaries as of such date plus (or minus in the case of a deficit) the surplus and retained earnings of Borrower and its Subsidiaries as of such date, plus indebtedness of such Borrower and its Subsidiaries which is subordinated in right of payment to the full and final payment of all of the Obligations on terms and conditions acceptable to Lender, plus the portion of the Term Loans maturing more than one(1) from such date of determination, determined on a consolidated basis and in accordance with GAAP minus (b) all Intellectual Property (including any amount for goodwill, however designated, representing the cost of acquisition of business and investments in excess of the book value thereof), unamortized debt discount and expense, unamortized deferred charges, deferred research and development costs, any write-up of asset value after the date of this Agreement, non-competition covenants, signing bonuses, prepaid expenses and other forms of prepaid assets, deferred taxes, loans, advances and/or other amounts due from shareholders, directors, officers, managers and/or employees, intercompany accounts, investments in and receivables due from affiliates, deposits for insurance, utilities and the like and any other assets treated as intangible assets under GAAP, as of such date, all determined on a consolidated basis for Borrower and its Subsidiaries and in accordance with GAAP.

1.64  “Term Loans” shall mean the term loans made by Lender to Borrower as provided for in Section 2.3 hereof.

1.65  “Uniform Commercial Code” or “UCC” shall include the Puerto Rico “Commercial Transactions Act” and “UCC” shall mean the Uniform Commercial Code.

1.66  "Value" shall mean, as determined by Lender in good faith, with respect to Inventory, (a) the lower of (i) cost computed on a first-in-first-out basis in accordance with GAAP or (ii) market value or (b) any other valuation method acceptable to, and approved in writing by, Lender, in its sole discretion .

1.67  “Voluntary Prepayment” shall mean the prepayments in respect of the Term Loans described in Section 2.3(f) hereof.

1.68  “Voting Stock” or voting stock shall mean with respect to any Person, (a) one(1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the Board of Directors, managers, trustees or other persons performing similar functions, even if at the time any other class or classes of Capital Stock have, or might have, voting power by reason of the happening of any contingency or (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.69  "Working Capital" shall mean as to any Person, at any time, in accordance with GAAP, on a consolidated basis for such Person and its Subsidiaries (if any), the amount equal to the difference between: (a) the aggregate net book value of all current assets of such Person and its subsidiaries (as determined in accordance with GAAP), calculating the book value of inventory for this purpose on a first-in-first-out basis and excluding prepaid expenses, and (b) all current liabilities of such Person and its Subsidiaries (as determined in accordance with GAAP), provided, that, as to Borrower, for purposes of Section 9.14, the liabilities of Borrower to Lender under this Agreement, shall not be considered current liabilities (whether or not classified as current liabilities in accordance with GAAP).

Section 2.  Credit Facilities.

2.1  Revolving Loans.

(a)  Subject to and upon the terms and conditions contained herein, Lender agrees to make Revolving Loans to Borrower from time to time in amounts requested by Borrower up to the amount equal to:

(i) Up to eighty five percent (85%) of the Net Amount of Eligible Accounts from the sale of pharmaceutical products and services, other than Foreign Accounts;

plus

(ii) Up to sixty percent (60%) of the Value of Eligible Inventory,

less

(iii) Any Availability Reserves;

provided that, except in Lender’s discretion, the aggregate amount of Revolving Loans at any time outstanding pursuant to (x) Section 2.1(a)(i) and (ii) hereof shall in no event exceed Ten Million Dollars ($10,000,000) and (y) Section 2.1(a)(ii) hereof shall in no event exceed Five Million Dollars ($5,000,000).

(b) Lender may, in its discretion, from time to time, upon not less than five (5) days prior notice to Borrower, (i) reduce the lending formula with respect to Eligible Accounts and Eligible Inventory, to the extent that Lender determines in good faith that: (A) the Dilution with respect to the Accounts for any period has increased in any material respect or may be reasonably anticipated to increase in any material respect above historical levels, or (B) the general creditworthiness of account debtors has declined or (C) the Dilution as of the close of any month is greater than five percent (5%) for such month or (ii) reduce the lending formula(s) with respect to Eligible Inventory, to the extent that Lender determines that: (A) the number of days of the turnover of the Inventory for any period has changed in any material respect or (B) the liquidation value of the Eligible Inventory, or any category thereof, has decreased, or (C) the nature and quality of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Lender may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing Availability Reserves. Lender anticipates that any reduction on account of a determination by Lender under Section 2.1(b)(i)(C) hereof will be at a rate which is not less than twice the percentage determined thereunder.

(c) Except in Lender's discretion, the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans and Letter of Credit Accommodations exceed the amounts available under the lending formulas, the sublimits for the Maximum Amount Of Revolving Loans, for Inventory or for Letter of Credit Accommodations set forth in Section 2.2(d) or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded.

(d) Lender may treat the then undrawn amounts of outstanding Letter of Credit Accommodations for the purpose of purchasing Eligible Inventory as Revolving Loans to the extent Lender is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations. In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Revolving Loans and Availability Reserves shall be attributed first to any components of the lending formulas in Section 2.1(a) that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.

(e) Subject to the terms and conditions contained herein, Lender may, in its discretion make Revolving Loans to Borrower from time to time, in amounts requested by Borrower, up to a percentage of Foreign Accounts, which meet the criteria of Section 1.20(e)(i), (ii) or (iii) hereof and are otherwise Eligible Accounts, determined by Lender on an account by account basis from time to time and as may be revised by Lender from time to time. The amount of any such Revolving Loans shall be included within the sublimits specified in Section 2.1(a) hereof.

(f) Lender may, in its discretion, increase the advance rate specified in Section 2.1(a)(ii) hereof from sixty percent (60%) to eighty five percent (85%) of the Value of Eligible Inventory, which is:

(i) Finished goods Inventory, manufactured for a Contract Manufacturing Customer, and

(ii) The subject of a PUT Agreement, satisfactory to Lender in all respects;

 provided that; Lender shall establish a separate sublimit for Loans with respect to this Inventory, included within the $5,000,000 sublimit for Eligible Inventory, specified in Section 2.1(a) hereof .

2.2  Letter of Credit Accommodations. Letter Of Credit Accommodations.

(a) Subject to and upon the terms and conditions contained herein, at the request of Borrower, Lender agrees to provide or arrange for Letter of Credit Accommodations for the account of Borrower containing terms and conditions acceptable to Lender and the issuer thereof. Any payments made by Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to Borrower pursuant to this Section 2.2.

(b) In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations Borrower shall pay to Lender a letter of credit fee at a rate equal to one percent (1.00%) per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Borrower shall pay to Lender such letter of credit fee, at Lender's option, without notice, at a rate equal to three percent (3.00%) per annum on such daily outstanding balance for: (i) the period from and after the date of termination or non-renewal hereof until Lender has received full and final payment of all Obligations (notwithstanding entry of a judgment against Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrower to pay such fee shall survive the termination or non-renewal of this Agreement.

(c) No Letter of Credit Accommodations shall be available unless on the date of the proposed issuance of any Letter of Credit Accommodations the Revolving Loans available to Borrower (subject to the Maximum Credit and any Availability Reserves) are equal to or greater than: (i) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory, other than Inventory described in Section 2.1(f) hereof, the sum of (A) forty percent (40%) of the Value of such Eligible Inventory, plus (B) freight, taxes, duty and other amounts which Lender estimates must be paid in connection with such Inventory upon arrival and for delivery to one of Borrower's locations for Eligible Inventory within Puerto Rico or the United States and (ii) if the proposed Letter of Credit Accommodation is for any other purpose an amount equal to one hundred percent(100%) of the face amount thereof and all other commitments and obligations made or incurred by Lender with respect thereto. Effective on the issuance of each Letter of Credit Accommodation an Availability Reserve shall be established in the applicable amount set forth in Section 2.2(c)(i) or Section 2.2(c)(ii).

(d) Except in Lender's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Lender in connection therewith shall not at any time exceed Two Million Five Hundred Thousand ($2,500,000) in the aggregate, included within the overall Revolving Loans. At any time an Event of Default exists or has occurred and is continuing, upon Lender's request, Borrower will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Lender for the Letter of Credit Accommodations and in either case, the Revolving Loans otherwise available to Borrower shall not be reduced as provided in Section 2.2(c) to the extent of such cash collateral.

(e) Borrower shall indemnify and hold Lender harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent or any other person with respect to any Letter of Credit Accommodation. Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of, or any other person with respect to, any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed Borrower’s agent. Borrower assume all risks for, and agree to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations and any documents, drafts or acceptances thereunder. Borrower hereby releases and holds Lender harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination or non-renewal of this Agreement.

(f) Nothing contained herein shall be deemed or construed to grant Borrower any right or authority to pledge the credit of Lender in any manner. Lender shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Lender unless Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Borrower shall be bound by any interpretation made in good faith by Lender, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of Borrower. Lender shall have the sole and exclusive right and authority to, and Borrower shall not: (i) at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods or (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (ii) at all times, (A) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (B) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Lender may take such actions either in its own name or in Borrower’s names.

(g) Any rights, remedies, duties or obligations granted or undertaken by Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by Borrower to Lender. Any duties or obligations undertaken by Lender to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Lender in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by Borrower to Lender and to apply in all respects to Borrower.

2.3  Term Loans. Lender is or will be making four (4) Term Loans to Borrower as follows:

(a)(i) Lender intends to make a capital expenditures Term Loan to Borrower for the purpose of purchasing new Equipment to be used in its business and for making improvements to the Manati Real Property, all as approved by Lender, in the original principal amount of up to the lesser of (A) $5,000,000 or (B) the sum of (1) 80% of the “Original Supplier Landed Cost” of “Eligible Equipment” (all as hereafter defined) and (2) 100% of the “Eligible Construction Project Costs”(as hereafter defined) of such improvements. This Term Loan (“Term Loan A”) is and will be (A) evidenced by one or more Term Loan A Promissory Notes in the original principal amounts disbursed, duly executed and delivered by Borrower to Lender concurrently with each disbursement of Term Loan A, (B) repaid together with interest and other amounts, in accordance with this Agreement, the Term Loan A Promissory Notes, and the other Financing Agreements, calculated on the basis of 60 consecutive monthly installments payable on the 1st day of each month commencing April 1, 2007, of which all installments but the last installment shall each be in the principal amount of (1) the amount disbursed divided by (2) 60 and the last installment and final payment shall be the amount of the entire unpaid balance of such Term Loan and Term Loan A Promissory Notes and due on the Due Date, together with interest and other amounts as provided herein and in the Term Loan A Promissory Notes and (C) secured by all of the Collateral. Term Loan A shall in no event exceed $5,000,000, in the aggregate, during the term of this Agreement. Borrower may not request disbursements of Term Loan A in amounts of less than $100,000. All amounts drawn under Term Loan A and all Term Loan A Promissory Notes shall be payable calculated on the basis of 60 equal monthly payments of principal with a final payment of the then remaining principal balance, interest and other amounts, as provided herein and in the Term Loan A Promissory Notes, on the Due Date. Borrower shall execute and deliver to Lender a Term Loan A Promissory Note at the time of each partial disbursement of this Term Loan A in the principal amount of such disbursement. Borrower may request partial disbursements, from time to time, at any time prior to March 1, 2007 of amounts available under Term Loan A in minimum amounts of $100,000. Any amounts under Term Loan A not disbursed at or prior to March 1, 2007 will no longer be available after such date. Interest only shall be payable monthly with respect to Term Loan A until April 1, 2007, on the first day of the month following the date of each partial disbursement thereof.

(ii) In order to draw amounts under Term Loan A for Eligible Equipment, in addition to having met and continuing to meet the conditions elsewhere specified herein:

(A) The Eligible Equipment for which disbursement is being requested shall have been delivered to Borrower at the Manati Real Property;

(B) The Eligible Equipment for which disbursement is requested shall be free and clear of all liens, charges, claims of third parties and security interests whatsoever;

(C) Borrower shall deliver to Lender such documents with respect to such Eligible Equipment as Lender may request, including but not limited to supplier invoices, evidence of payment of sales or excise tax thereon, a payback analysis, a letter requesting Lender to make payment directly to the vendor and a Certificate of Borrower’s President and Chief Financial Officer as to such matters as Lender may request;

(D Borrower shall have executed and delivered to Lender a Term Loan A Promissory Note in form and substance satisfactory to Lender;

(E) Lender shall be satisfied that Borrower shall then have the ability to repay the amount to be disbursed, by the Due Date;

(F) The conditions precedent specified Section 4.3 hereof shall be satisfied at and as of the time of each disbursement of Term Loan A;

(G) Each request for a disbursement hereunder of Term Loan A shall be accompanied by a certification of the Equipment in place, satisfactorily completed and submitted by Borrower;

(H) Lender shall have previously approved, in writing (1) the purchase of such Equipment and (2) a detailed budget submitted by Borrower for such purchase; and

(I)The disbursement requested shall be in accordance with such budget.

(iii) As used in this Section 2.3(a):

(A) “Eligible Equipment” means Equipment (1) which is not fixtures, (2) which is not subject to a lien or security interest of any other Person, (3) which is not leased, (4) which is not worn-out or obsolete (5) which is new Equipment, purchased from the manufactured or a duly authorized dealer and (6) which has not been used and is not more than one (1) year old.

(B) “Original Supplier Landed Cost” means supplier invoice price less all excise or other taxes, less freight to borrower’s location and less all duty.

(iv) In order to draw amounts under Term Loan A for Eligible Construction Project Costs, in addition to having met and continuing to meet the conditions elsewhere specified herein:

(A) Borrower shall have incurred the Eligible Construction Project Costs for which disbursement is being requested and shall certify to Lender, in form and substance satisfactory to Lender, that the proceeds of Term Loan A to be disbursed by Lender hereunder shall be used by Borrower to cover amounts which shall at the time have been expended and/or be justly due and owing by Borrower on account of the Eligible Construction Project Costs;

(B) Borrower shall deliver to Lender such documents with respect to such Eligible Construction Project Costs as Lender may request, including but not limited to supplier invoices, evidence of payment of excise tax thereon, a payback analysis, a letter requesting Lender to make payment directly to the vendor and a Certificate of Borrower’s President and Chief Financial Officer as to such matters as Lender may request.

(C) Borrower shall have executed and delivered to Lender a Term Loan A Promissory Note in form and substance satisfactory to Lender;

(D) Lender shall be satisfied that Borrower shall then have the ability to repay the amount to be disbursed by the Due Date;

(E) The conditions precedent specified Section 4.3 hereof shall be satisfied at and as of the time of each disbursement of Term Loan A;

(F) Each request for a disbursement hereunder of Term Loan A for Eligible Construction Project Costs shall be accompanied by a certification of the work in place, satisfactorily completed, submitted by Borrower and an independent engineer satisfactory to Lender;

(G) Lender shall have previously approved, in writing (1) such improvements and (2) a detailed budget submitted by Borrower for such Eligible Construction Project Costs;

(H) The disbursement requested shall be in accordance with such budget.

(v) As used in this Section 2.3(a), “Eligible Construction Project Costs” means the actual direct costs of constructing additional or improvements to the existing buildings or infrastructure forming part of the Manati Real Property.

(b)(i) Lender intends to make a Term Loan to Borrower for the purpose of acquiring the Purchased Assets and refinancing indebtedness of Borrower to Laurus Master Funds, Ltd (“Laurus”) and to be used as provided in Section 6.6 hereof, in the original principal amount of the lesser of (A) $14,200,000 and (B) the lesser of (1) 65% of the “Fair Market Value” (as hereafter defined) of the “Purchased Equipment” (as hereafter defined) and (2) 100% of the Orderly Liquidation Value” of the Purchased Equipment. This Term Loan (“Term Loan B”) is and will be (A) evidenced by a Term Loan B Promissory Note in the original principal amount disbursed duly executed and delivered by Borrower to Lender concurrently with disbursement thereof, (B) repaid together with interest and other amounts, in accordance with this Agreement, the Term Loan B Promissory Note and the other Financing Agreements in consecutive monthly installments, payable on the 1st day of each month, commencing July 1, 2005, of which all installments except the last installment, shall each be in the principal amount of (1) the amount disbursed divided by (2) 60 and the last installment and final payment shall be the amount of the entire unpaid balance of such Term Loan and Term Loan B Promissory Note and due on the Due Date, together with interest and other amounts as provided herein and in the Term Loan B Promissory Note and (C) secured by all of the Collateral. Term Loan B shall in no event exceed $14,200,000, during the term of this Agreement. All amounts drawn under Term Loan B and the Term Loan B Promissory Note shall be payable calculated on the basis of 60 equal monthly payments of principal with a final payment of the then remaining principal balance, interest and other amounts, as provided herein and in the Term Loan B Promissory Note, on the Due Date. Borrower shall execute and deliver to Lender a Term Loan B Promissory Note at the time of disbursement of this Term Loan B in the principal amount of such disbursement. Interest only shall be payable monthly with respect to Term Loan B on May 1, 2005 and June 1, 2005.

(ii) As used in this Section 2.3(b), “Purchased Equipment” means Equipment owned by Borrower (A) which is not fixtures, (B) which is not subject to a lien or security interest of any other Person, (C) which is not leased, (D) which is not worn-out or obsolete, (E) which is in good working order and (F) which is part of the Purchased Assets.

(iii) For purposes of this Section 2.3(b):

(A) The term “Fair Market Value” with respect to the Purchased Equipment means the fair value of such Equipment determined by appraisals conducted at the expense of Borrower by independent appraisers acceptable to Lender, and

(B) The term “Orderly Liquidation Value”, with respect to Purchased Equipment, means the value of such Equipment based on the estimated gross amount that such Equipment should realize if sold piecemeal on a negotiated basis with the seller being compelled to sell, given a reasonable period of time in which to find a purchaser, with the purchaser buying as is, where is, for cash, reduced by expenses, and with the purchaser assuming any costs to dismantle and remove, as determined by appraisals conducted at Borrower’s expense, by independent appraisers acceptable to Lender.
(c) (i) Lender intends to make a Term Loan to Borrower for the purpose of acquiring the Purchased Assets and refinancing indebtedness of Borrower to Laurus and to be used as provided in section 6.6 hereof, in the original principal amount of the lesser of (A) $11,800,000 and (B) 75% of the “Fair Market Value” of the Manati Real Property. This Term Loan (“Term Loan C”) is and will be (A) evidenced by a Term Loan C Promissory Note in the original principal amount disbursed duly executed and delivered by Borrower to Lender concurrently with disbursement thereof, (B) repaid together with interest and other amounts, in accordance with this Agreement, the Term Loan C Promissory Note, and the other Financing Agreements, calculated on the basis of 180 consecutive monthly installments payable on the 1st day of each month, commencing July 1, 2005, of which all installments except the last installment, shall each be in the principal amount of (1) the amount disbursed divided by (2) 180 and the last installment and final payment shall be the amount of the entire unpaid balance of such Term Loan and Term Loan C Promissory Note and due on the Due Date, together with interest and other amounts as provided herein and in the Term Loan C Promissory Note and (C) secured by all of the Collateral. All amounts drawn under Term Loan C and the Term Loan C Promissory Note shall be payable calculated on the basis of 180 equal monthly payments of principal with a final payment of the then remaining principal balance, interest and other amounts, as provided herein and in the Term Loan C Promissory Note, on the Due Date. Borrower shall execute and deliver to Lender a Term Loan C Promissory Note at the time of disbursement of this Term Loan C in the principal amount of such disbursement. Interest only shall be payable monthly with respect to Term Loan C on May 1, 2005 and June 1, 2005.

(ii) For purposes of this Section 2.3(c) the term “Fair Market Value” with respect to the Manati Real Property means the fair value of such property, determined by the appraisals made by American Appraisal Associates, dated as of November 18, 2004.

(d) (i) Lender intends to make a Term Loan to Borrower for the purpose of refinancing existing indebtedness of Borrower to Laurus and for general corporate purposes, in the principal amount of the lesser of (A) $5,000,000 or (B) the sum of (1) twenty five percent (25%) of the Net Fair Market Value of the Manati Real Property plus (2) thirty five percent (35%) of the Fair Market Value of the Purchased Equipment, owned by Borrower; provided that; the amount of the Loans to be disbursed pursuant to this Section 2.3(d)(i)(A)(2) plus the amount of the Loans to be disbursed pursuant to Section 2.3(b) hereof shall not exceed 100% of the Orderly Liquidation Value of the Purchased Equipment. This Term Loan (“Term Loan D”) is and will be (A) evidenced by a Term Loan D Promissory Note in the original principal amount disbursed, duly executed and delivered by Borrower to Lender concurrently herewith, (B) repaid together with interest and other amounts in accordance with this Agreement, the Term Loan D Promissory Note, and the other Financing Agreements, calculated on the basis of 60 consecutive monthly installments, payable on the 1st day of each month commencing July 1, 2005, of which all installments, except the last installment shall each be in the principal amount of (1) the amount disbursed divided by (2) 60 and the last installment and final payment shall be the amount of the entire unpaid balance of such Term Loan and Term Loan D Promissory Note and due on the Due Date, together with interest and other amounts as provided herein and in the Term Loan D Promissory Note and (C) secured by all of the Collateral. All amounts drawn under Term Loan D and the Term Loan D Promissory Note shall be payable calculated on the basis of 60 equal monthly payments of principal, with the final payment of the then remaining principal balance, interest and other amounts, as provided herein and in the Term Loan D Promissory Note, on the Due Date. Borrower shall execute and deliver to Lender a Term Loan D Promissory Note at the time of disbursement of this Term Loan D, in the principal amount of such disbursement. Interest only shall be payable monthly with respect to Term Loan D on May 1, 2005 and June 1, 2005.

(ii) Term Loan D Promissory and the Term Loan D Promissory Note shall be subject to mandatory prepayments. Borrower shall make and pay to Lender, annually, as a mandatory prepayment in respect of Term Loan D and the Term Loan D Promissory Note, on the 30th day after the close of each fiscal year of Borrower twenty five percent (25%) of Borrower’s Excess Cash Flow for the preceding fiscal year of Borrower. Such mandatory prepayments are in addition to all other payments of principal, interest and charges payable by Borrower to Lender in respect of Term loan D and will be due and payable on the thirtieth (30th) day after the close of each fiscal year of Borrower, based on Borrower’s internally prepared consolidated financial statements; but adjusted accordingly, if necessary, upon receipt of Borrower’s audited consolidated financial statements, which Borrowers agree to furnish to Lender within one hundred twenty (120) days from the close of its fiscal years. In the event Borrower or any Affiliate of Borrower shall change its fiscal year, appropriate adjustment shall be made in the periods based on which the Excess Cash Flow and mandatory prepayments will be determined. All mandatory prepayments of principal of Term Loan D shall be applied to payments falling due in inverse order of maturity.

(iii) As used in this Section 2.3(d) the terms “Purchased Equipment” and “Fair Market Value” shall have the respective meanings prescribed in Section 2.3(b) hereof(with respect to Equipment) and Section 2.3(c)hereof (with respect to the Manati Real Property).

(e) Notwithstanding any other provision of this Agreement or the Term Loan Promissory Notes all Term Loans and Term Loan Promissory Notes shall become immediately due and payable upon the termination or non-renewal of this Agreement, or in Lender’s discretion upon the occurrence of an Event of Default under this Agreement or any of the other Financing Agreements.

(f) (i) Borrower may make “Voluntary Prepayments” of up to $9,300,000 of the Term Loans in integral multiples of $100,000, without premium or penalty but only under the following terms and conditions:

(A) as of both the date of notice of intent to make such Voluntary Prepayment and the date of making of such prepayment and after giving effect thereto, no Event of Default or act, condition or event which with the giving of notice or passage of time or both would constitute an Event of Default shall exist or have occurred, including a failure to comply with any of the provisions of Section 9.14, 9.16, 9.15 or 9.17 hereof,

(B) as of both the date of notice of intent to make such Voluntary Prepayment and the date of making of such prepayment and after giving effect thereto, Borrower shall be Solvent;

(C) Borrower shall have given Lender at least ten (10) Business Days prior written notice of its intent to make the Voluntary Prepayment, stating the amount of such Voluntary Prepayment and the date on which such Voluntary Prepayment is to be made;

(D) All mandatory prepayments required to be made in respect of Term Loan D, pursuant to Section 2.3(d) hereof, shall have been made;

(E) The amount of all Voluntary Prepayments made in any fiscal year of Borrower may not exceed ten percent(10%) of Borrowers’ Excess Cash Flow for the preceding fiscal year;

(F) The amount of all Voluntary Prepayments made in any fiscal year of Borrower may not exceed ten percent (10%) of the outstanding balance of all Term Loans as of the first day of such fiscal year; and

(G) The aggregate amount of all Voluntary Prepayments made during the term of this Agreement and any renewal thereof shall not exceed $9,300,000.

(ii) All Voluntary Prepayments shall be applied to those of the Term Loans as determined by Lender and to payments falling due in inverse order of maturity.

(iii) The aggregate amount of all Voluntary Prepayments made during any fiscal year of Borrower shall reduce the amount of dividends that Borrower may pay, pursuant to Section 9.19 hereof during such fiscal year; provided that, the aggregate amount of all Voluntary Prepayments made and dividends declared or paid during any fiscal year of Borrowers may not exceed twenty five percent(25%) of Borrowers’ Excess Cash Flow for the preceding fiscal year.

(iv) Borrower having given notice of the intent to make a Voluntary Prepayment described in Section 2.3(f)(i)(C) hereof and all of the other conditions specified in this section 2.3(f) having been met, the amount of the Voluntary Prepayment specified therein shall be due and payable on the date specified therein.

2.4  Availability Reserves. All Revolving Loans otherwise available to Borrower pursuant to the lending formulas and subject to the Maximum Credit and other applicable limits hereunder shall be subject to Lender's continuing right to establish and revise Availability Reserves.

2.5  Maximum Credit. Except in Lender's discretion, the aggregate amount of all of the Loans at any time shall not exceed the Maximum Credit. In the event that the outstanding amount of any component of the Loans, or the aggregate amount of the outstanding Loans, exceed the amounts available under the lending formulas, or the Maximum Credit, as applicable, such event shall not limit, waive or otherwise affect any rights of Lender in that circumstance or on any future occasions and Borrower shall, upon demand by Lender, which may be made at any time or from time to time, immediately repay to Lender the entire amount of any such excess(es) for which payment is demanded. The Maximum Credit shall have the following sublimits:

(a) Revolving Loans-	$10,000,000;
(b) Eligible Inventory (included within the Revolving Loans) -	$ 5,000,000;
(c) Eligible Inventory Subject to PUT Agreements (including within the Eligible Inventory sublimit) -	$ 5,000,000;
(d) Letter Of Credit Accommodations (included within the Revolving Loans) -	$ 2,500,000;
(e) Term Loan A-	$ 5,000,000;
(f) Term Loan B-	$14,200,000;
(g) Term Loan C-	$11,800,000; and
(h) Term Loan D	$ 5,000,000.

Section 3.  Interest And Fees.

3.1  Interest.

(a) (a) Borrower shall pay to Lender interest on the outstanding principal amount of (i) the non contingent Obligations, except the Term Loans, at the rate of one percent (1.00%) per annum in excess of the Prime Rate, (ii) Term Loan A, Term Loan B and Term Loan C, at the rate of two percent (2.00%) per annum in excess of the Prime Rate and (iii) Term Loan D, at the rate of fifteen percent (15%) per annum; except that, at Lender's option, without notice, Borrower shall pay to Lender interest at the rate of (i) three percent (3.00%) per annum in excess of the Prime Rate: (A) on all of the non contingent Obligations, except the Term Loans for (1) the period from and after the date of termination or non-renewal hereof until such time as Lender has received full and final payment of all such Obligations (notwithstanding entry of any judgment against Borrower), and (2) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Lender and (B) on the Revolving Loans, at any time outstanding in excess of the amounts available to Borrower under Section 2 (whether or not such excess(es), arise or are made with or without Lender's knowledge or consent and whether made before or after an Event of Default), (ii) four percent (4.00%) per annum in excess of the Prime Rate on Term Loan A, Term Loan B and Term Loan C for the periods specified in Section 3.1(a)(i)(A)(1) and (2) hereof and (iii) seventeen percent (17%) per annum on Term Loan D for the periods specified in Section 3.1(a)(i)(A)(1) and (2) hereof; provided  that, the minimum interest rate, at all times payable hereunder, shall never be less than six and one half percent (6.50%) per annum on the non contingent Obligations, except the Term Loans and (y) seven and one half percent (7.50%) per annum on Term Loan A, Term Loan B and Term Loan C.

(b) Interest shall be payable by Borrower to Lender monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is advised or announced. The increase or decrease shall be based on the Prime Rate in effect on the last day of the month in which any such change occurs. All interest accruing hereunder on and after an Event of Default or termination or non-renewal hereof shall be payable on demand. In no event shall charges constituting interest payable by Borrower to Lender exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2  Closing Fee. Borrower shall pay to Lender as a closing fee of one percent (1)% of the Maximum Credit, which shall be fully earned as of and payable on the date hereof.

3.3  Servicing Fee. Borrower shall pay to Lender monthly a servicing fee in an amount equal to $2,500 in respect of Lender's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the date hereof and on the first day of each month hereafter.

3.4  Unused Line Fee. Borrower shall pay to Lender monthly, an unused line fee at a rate equal to one half of one percent (0.50%) percent per annum calculated upon the amount by which $10,000,000 exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof), while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

3.5  Letter of Credit Fees. Borrower shall pay Lender fees for Letter of Credit Accommodations as stated in Section 2.2(b) hereof.

3.6  Facility Fee. Borrower shall pay to Lender commencing April 1, 2006, and annually thereafter as a facility fee the amount of $25,000 for providing the revolving credit facility, which shall be fully earned as of and payable on such dates.

3.7  Success Fee. In the event that Borrower has Income Before Taxes equal to or in excess of $200,000 for any three(3) of its fiscal years ending during the Term(including any renewal thereof) of this Agreement then Borrower shall pay to Lender a “success fee” in the amount of the greater of (a) $100,000 and (b)one percent (1%) the Income Before Taxes of Borrower and its subsidiaries for such fiscal year, determined on a consolidated basis and in accordance with GAAP, for and with respect to each such fiscal year. Such fee is in addition to all other fees, interest and charges payable by Borrower to Lender and such fee will be due and payable on the thirtieth (30th) day after the close of each of fiscal year of Borrower for which it has Income Before Taxes equal to or greater then $200,000, based on Borrower’s internally prepared financial statements; but adjusted accordingly, if necessary, upon receipt of Borrower’s preliminary audited consolidated and consolidating financial statements, which Borrower agrees to furnish to Lender within ninety (90) days from the close of Borrower’s fiscal year. Lender may charge such fees to Borrower’s loan account, without prior notice. In the event Borrower shall change its fiscal year, appropriate adjustment shall be made in the periods based on which the “success fee” will be determined.

3.8  Early Termination Fee. If for any reason this Agreement is terminated prior to the end of the then current term or any renewal term of this Agreement, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Lender’s lost profits as a result thereof, Borrower agrees to pay to Lender, on demand an early termination fee in the amount set forth below if such termination or failure is effective in the period indicated:

Amount	Period

(a) 5% of the Maximum Credit	From the date hereof to and including March 31, 2006;

(b) 3% of the sublimit on Revolving Loans plus 3% of the then outstanding balance of the Term Loans	From April 1, 2006 to and including March 31, 2007; and

(d) 1% of the sublimit on Revolving plus 1% of the then outstanding balance of the Term Loan	From April 1, 2007, to and including March 30, 2008 or if this Agreement is extended for an additional period as provided herein, to and including the end of the then current term;

provided that; Borrower shall pay one half (1/2) the amount of the early termination computed above if and only if, all Loans are repaid simultaneously from the proceeds of the issue and sale of by Borrower of shares of its Capital Stock. Such early termination fee shall be presumed to be the amount of damages sustained by Lender as a result of such early termination and Borrower agrees that it is reasonable under the circumstances currently existing. In addition, Lender shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) or 10.1(h) hereof even if Lender does not exercise its right to terminate this Agreement; but Lender elects, at its option, to provide financing to Borrower or permit the use of cash collateral under the Bankruptcy Code. The early termination fee provided for in this Section 3.8 shall be deemed included in the Obligations. Borrower waives any claim for reduction of fees whether or not such fees are treated as a penalty.

Section 4.  Conditions Precedent.

4.1  Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Lender making the initial Loans, and providing the initial Letter of Credit Accommodations hereunder:

(a) Lender shall have received, in form and substance satisfactory to Lender, (i) evidence that Lender has valid, perfected and first priority security interests in and liens upon the Collateral and any other property which is intended to be security for the Obligations, subject only to Permitted Liens, (ii) all releases, terminations and such other documents as Lender may request to evidence and effectuate the termination by others who have provided financial accommodations to any Borrower of their respective financing arrangements with each such Borrower and the termination and release by it or them, as the case may be, of any interest in and to any assets and properties of Borrower, duly authorized, executed and delivered by it or each of them, including, but not limited to, (A) UCC termination statements for all UCC financing statements previously filed by it or any of them or their predecessors, as secured party and Borrower, as debtor and (B) satisfactions and discharges of any mortgages, deeds of trust or deeds to secure debt by any Borrower in favor of others in form acceptable for recording in the appropriate government office and (iii) evidence that the Purchase Agreements have been duly executed and delivered by and to the appropriate parties thereto and the transactions contemplated under the terms of the Purchase Agreements have been consummated prior to or contemporaneously with the execution of this Agreement.

(b) All requisite corporate and other actions and proceedings in connection with this Agreement and the other Financing Agreements shall be satisfactory in form and substance to Lender, and Lender shall have received all information and copies of all documents, including records of requisite corporate and other actions and proceedings which Lender may have requested in connection therewith, such documents where requested by Lender or its counsel to be certified by appropriate corporate officers or governmental authorities.

(c) No material adverse change shall have occurred in the assets, business or prospects of Borrower since the date of Lender's latest field examination and no change or event shall have occurred which would impair the ability of any Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral.

(d) Lender shall have completed a field review of the Records and such other information with respect to the Collateral as Lender may require to determine the amount of Revolving Loans and Term Loans available to Borrower, the results of which shall be satisfactory to Lender, not more than three (3) business days prior to the Closing Date.

(e) Lender shall have received, in form and substance satisfactory to Lender, all consents, waivers, acknowledgments and other agreements from third persons which Lender may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including acknowledgments by lessors, mortgagees and warehousemen of Lender's liens and security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Lender access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral.

(f) Lender shall have received, in form and substance satisfactory to Lender, such opinion letters of counsel to Borrower with respect to the Purchase Agreements, the Financing Agreements, and the security interests and liens of Lender in the Collateral and such other matters as Lender may request.

(g) The other Financing Agreements requested or submitted by Lender from or to Borrower and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Lender, in form and substance satisfactory to Lender.

(h) Lender shall have received, in form and substance satisfactory to Lender (i) all agreements with respect to (i) the Blocked Accounts and (ii)all investment property and all other deposit accounts of Borrower as Lender may require, duly authorized, executed and delivered by Borrower and the appropriate depository, financial or other applicable institution.

(i) Excess Availability and Suppressed Availability, as of the Closing Date, shall not be less than $2,000,000 and $500,000 respectively, after giving the effect to the Loans to be made to be provided in connection with the initial transactions hereunder.

(j) All indebtedness owing by (i) Borrower to any Affiliate, (ii) by any guarantor of the Obligations to Borrower or (iii) by Borrower to any stockholder, officer or director of Borrower whether of not on Affiliate of Borrower shall have been fully subordinated to the Obligations, to Lenders satisfaction.

(k) Lender shall have received, in form and substance satisfactory to Lender, (i) a pro forma and market value balance sheet of Borrower, reflecting the initial transactions contemplated hereunder, including, but not limited to, (A) the Loans and Letter Of Credit Accommodations to be provided by Lender to Borrower, (B) the use of the proceeds of the initial Loans as provided herein and (C) the consummation of the acquisition of the Purchased Assets by Borrower from Seller and the other transactions contemplated by the Purchase Agreements and (ii) a projection and forecast of Borrower’s cash flow for its current and succeeding fiscal year all accompanied by a certificate, dated as of the Closing Date, of the chief executive officer and chief financial officer of Borrower, stating that such pro-forma balance sheet, market value balance sheet and projection of cash flow, represents the reasonable, good faith opinion of such officers as to the subject matter thereof as of the date of such certificate and as to such other matters as Lender may request.

(l) Lender shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance satisfactory to Lender, and certificates of insurance policies and/or endorsements naming Lender as loss payee, all of which insurance shall be in amounts, for periods, with coverage and otherwise satisfactory to Lender, in form and substance, including policies covering business and environmental risk with respect to the Collateral.

(m) Lender shall have received a pledge in form and substance satisfactory to Lender of all of the Capital Stock of each Subsidiary of Inyx requested by Lender.

(n) Lender shall have received assignments of all Material Contracts, leases, rent proceeds from leases distribution rights, permits, licensing agreements and Intellectual Property, as Lender shall have requested, all in form and substance satisfactory to Lender.

(o) All fees, costs and expenses owing to Lender, including the fees and disbursements of Lender’s counsel shall have been paid, concurrently with the execution hereof.

(p) Borrower shall have delivered to Lender, at its expense, an environmental audit of the Manati Real Property conducted by an environmental engineering firm acceptable to Lender and in form, scope and methodology satisfactory to Lender confirming that (i) Borrower and Seller is each in compliance with all Environmental Laws, in all material respects and (ii)there is no material potential or actual liability of Borrower for any remedial action with respect to any environmental condition or any other significant environmental problem.

(q) Lender shall have received evidence of payments or certificates, to its satisfaction that all Federal, Commonwealth, municipal and other taxes or charges of any Governmental Agency owing or claimed owing by Borrower have been paid or adequate provision for the payment thereof, including payment plans, to Lender’s satisfaction, has been made.

(r) Borrower shall be in full compliance with the financial covenants contained in Sections 9.14, 9.15, 9.16 and 9.17 hereof.

(s) Borrower shall have furnished evidence to Lender that all property taxes on the Real Property then due have been paid, Borrower shall have executed and delivered to Lender all Real Estate Security and Lender shall have received mortgagee title policies with respect thereto in such amounts and from such insurers and with such affirmative coverage’s as Lender may request, all in form and substance satisfactory to Lender.

(t) Lender shall have received recent surveys of the Manati Real Property prepared by a licensed engineer, satisfactory to Lender, conforming to the descriptions and showing no encroachments and certified to Lender and Lender shall have received appraisals for the Real Property from appraisers acceptable to Lender, addressed to Lender, all in form and substance and showing such values therefor, as shall be acceptable to Lender.

(u) The market value balance sheet of Borrower, the certificate and the projection referred to in Section 4.1 (k) hereof shall reflect to Lender’s satisfaction that Borrower is Solvent.

(v) Lender shall have received evidence of zoning of the Real Property disclosing no violation of applicable regulations, satisfactory to Lender and flood zone certificates for the Real Property, satisfactory to Lender.

(w) Lender shall have received, in form and substance satisfactory to Lender, a guarantee of payment of the Obligations by each Affiliate of Borrower requested by Lender, secured by a first and only liens and security interests (except for those permitted by Section 9.8(a) hereof) in each such Persons assets in favor of Lender, including real property, Equipment Inventory and Accounts of Inyx Pharma, Ltd.

(x) With respect to the Purchase Agreements and the Purchased Assets:

(i) Lender shall have received, in form and substance satisfactory to Lender, evidence that the Purchase Agreements, have been duly executed and delivered by and to the appropriate parties thereto and the transactions contemplated under the terms of the Purchase Agreements shall have closed and have been consummated prior to or contemporaneously with the execution of this Agreement;

(ii) Lender shall have received, in form and substance satisfactory to Lender, the agreement of the Seller consenting to the collateral assignment by Borrower to Lender of all of Borrower's rights and remedies and claims for damages, indemnification or other relief under the Purchase Agreements and granting Lender such other rights as Lender may require, duly authorized, executed and delivered by Seller;

(iii) Lender shall have received in form and substance satisfactory to Lender such opinion letters of counsel to the Seller with respect to the Purchase Agreements, the consummation of the transactions contemplated thereby and as to such other matters as Lender may request;

(iv) Lender shall have received in form and substance satisfactory to Lender evidence that all payments required to be made by Borrower in connection with the Purchase Agreements have been, or concurrently with the making of the Initial Loans will be, made;

(v) The purchase price for the Purchased Assets payable by Borrower to Seller shall not exceed $15,000,000;

(vi) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Purchase Agreements and no governmental or other action or proceeding has been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Purchase Agreements and no law, regulation, order, judgment or decree of any governmental authority shall exist which has or could reasonably be expected to have a Material Adverse Effect; and

(vii) Inyx USA shall have acquired from Seller, pursuant to the Purchase  Agreements, good and marketable title to the Purchased Assets to Lender’s satisfaction  free and clear of all liens, claims, charges, encumbrances, security interest and rights of  third parties, except Permitted Liens.

(y) Lender shall have received all such subordination agreements, non-disturbance agreements, assignments of leases, landlord’s consents and other agreements and consents from landlords, subtenants, mortgagees and others with respect to the Real Estate Security and with respect to each Affiliate of Borrowrs, as Lender shall request.

(z) Lender shall have received estoppel certificates from all of Seller’s landlords, customers, suppliers and others with whom Borrower will do business or have contractual arrangements showing that no defaults thereunder exist or that any alleged default will not have a Material Adverse Effect.

(aa) Lender shall have received appraisals for the Real Estate Security and the Purchased Equipment from American Appraisal Associates, dated March 9, 2005 and March 8, 2005, respectively.

(bb) Laurus shall have (i) delivered to Lender a certificate of Laurus, specifying the amount of Debt of Inyx and its Subsidiaries to Laurus, the security therefore and the amount to be paid to pay and discharge such Debt in full, (ii) entered into such agreements with Lender with respect to the payment of such Debt and the assignment or release of the security therefore as Lender may request and (iii) assigned to Lender or released of all security for such Debt, all in form and substance satisfactory to Lender.

(cc) Lender shall have received evidence satisfactory to Lender that all payments required to be made by Borrower (i) to pay and discharge the debt to Laurus and effect the release of security therefore and (ii) to acquire the Purchased Assets and pay the purchase price therefore, will be made concurrently with the making of the Initial Loans.

(dd) Lender shall have received assignments of key man life insurance policies, satisfactory to Lender in all respects, in the aggregate amount of $4,000,000, insuring the life of Jack Kachkar.

(ee) Lender shall have received background reports, satisfactory to Lender in all respects, on the principal shareholders and officers of Borrower.

(ff) The amount payable to Laurus to pay in full and discharge the Debt of Borrower to Laurus shall not exceed the amount of $13,000,000.

Notwithstanding that all conditions specifies in this Section 4.1 have not been complied with or fulfilled by the Closing Date, Lender may permit Borrower periods of up to sixty (60) days from the Closing Date to comply with and satisfy one or more of the conditions specified in this Section 4.1 hereof which have not been complied with and satisfied as of the Closing Date and may defer funding of, fund partially or not fund at all, any or all of the initial and future Loans as Lender shall determine, unless and until such conditions have been satisfied, all in Lender’s discretion. Lender shall have no liability to Borrower whatsoever for not funding any or all of the Loans if any such condition is not satisfied within such 30 day period.

4.2  Conditions Precedent to All Loans And Letter of Credit Accommodations. Each of the following is an additional condition precedent to Lender making Loans to Borrower, including the initial and any future Loans:

(a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan and after giving effect thereto;

(b) no Event of Default and no event or condition which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan, and after giving effect thereto;

(c) No law, regulation, order, judgment or decree of any governmental authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or could reasonably be expected to have a Material Adverse Effect; and

(d) Lender shall have received such certificates, from such persons and in such detail, as to the forgoing matters and as to such other matters covered by this Agreement, as it may have requested.

4.3  Additional Conditions Precedent to Term Loans. Each of the following is an additional condition precedent to Lender making disbursements of Term Loan A to Borrower of amounts thereof not disbursed at closing as part of the initial Loans:

(a) Any condition precedent specified in Section 4.1 hereof or elsewhere herein to the making of the initial Loans not satisfied at the time of making of the initial Loans the satisfaction of which had been deferred by Lender shall have been fulfilled to Lender’s satisfaction;

(b) All such conditions shall have been satisfied within the time prescribed, to Lenders satisfaction;

(c) No material adverse change shall have occurred in the assets, business or prospects of Borrower since the Closing Date and no change or event shall have occurred which would impair the ability of Borrower or any Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce the Obligations or realize upon the Collateral;

(d) Lender shall have approved the purpose for which the proceeds of such Term Loan are to be used;

(e) Lender shall have received such appraisals as it may have requested; and

(f) All conditions specified in Section 4.2 hereof must continue to be satisfied at and as of the date of each disbursement.

Section 5.  Grant of Security Interest.

5.1  Grant of Security Interest. To secure payment and performance of all Obligations, Borrower hereby grants to Lender a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Lender as security, the following property and interests in property of Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Lender collectively (the “Collateral”).

(a) all Accounts;

(b) all present and future general intangibles, including all Intellectual Property;

(c) all Inventory;

(d) all Equipment;

(e) all Real Property and fixtures and all Real Estate Security;

(f) all chattel paper, including all tangible and electronic chattel paper;

(g) all instruments, including all promissory notes;

(h) all documents;

(i) all deposit accounts;

(j) all letters of credit, banker’s acceptances and similar instruments and including all letter of credit rights;

(k) all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (i) rights and remedies under or relating to guaranties, contracts of surety ship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other collateral, including returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(l) all (i) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts) and (ii) monies, credit balances, deposits and other property of Borrower, now or hereafter held or received by or in transit to Lender or at any other depository or other institution from or for the account of Borrower whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(m) all commercial tort claims, including, without limitation, those identified in the Information Certificate;

(n) to the extent not otherwise described above, all Receivables and all goods;

(o) all Records;

(p) the leases of all premises leased by Borrower(including an assignment thereof);

(q) all motor vehicles;

(r) all shares of capital stock of each Subsidiary of Borrower and the certificates representing such shares;

(s) assignment of proceeds of Manufacturing Contracts, including rents; and

(t) all products and proceeds of the foregoing in any form, including insurance proceeds and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other collateral and any indemnities, warranties and guaranties payable by reason of loss or damage to or otherwise with respect to any of the foregoing items.
5.2  Perfection of Security Interest. Borrower irrevocably and unconditionally authorizes Lender (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Lender or its designee as the secured party and Borrower as debtor, as Lender may require, and including any other information with respect to Borrower or otherwise required by Article 9 of the Uniform Commercial Code of such jurisdiction as Lender may determine, together with any amendments and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof. Borrower hereby ratifies and approves all financing statements naming Lender or its designee as secured party and Borrower as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Lender prior to the date hereof and ratify and confirm the authorization of Lender to file such financing statements (and amendments, if any). Borrower hereby authorizes Lender to adopt on behalf of Borrower any symbol required for authenticating any electronic filing. In the event that the description of the Collateral in any financing statement naming Lender or its designee as the secured party and Borrower as debtor includes assets and properties of Borrower that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements, or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by Borrower to the extent of the Collateral included in such description and it shall not render the financing statements ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral. In no event shall Borrower at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Lender or its designee as secured party and any Borrower as debtor.

Section 6.  Collection And Administration

6.1  Borrower’s Loan Account. Lender shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Lender's customary practices as in effect from time to time.

6.2  Statements. Within ten(10) Business Days after the first day of the month, Lender shall render to Borrower each month a statement setting forth the balance in the Borrower’s loan account(s) maintained by Lender for Borrower pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Lender but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrower and conclusively binding upon Borrower as an account stated except to the extent that Lender receives a written notice from Borrower of any specific exceptions of Borrower thereto within thirty (30) days after the date such statement has been mailed by Lender. Until such time as Lender shall have rendered to Borrower a written statement as provided above, the balance in Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Lender by Borrower.

6.3  Collection of Accounts.

(a) Borrower shall establish and maintain, at their expense, blocked accounts or lock boxes and related blocked accounts (in either case, "Blocked Accounts"), as Lender may specify, with such banks as are acceptable to Lender into which Borrower shall promptly deposit and direct their account debtors, to directly remit all payments on Receivables, including Accounts and all payments constituting proceeds of Inventory, Equipment or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance satisfactory to Lender, providing that all items received or deposited in the Blocked Accounts are the property of Lender, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into the Blocked Accounts to such bank account of Lender as Lender may from time to time designate for such purpose ("Payment Account"). Borrower agrees that all payments made to such Blocked Accounts or other funds received and collected by Lender, whether on the Accounts or as proceeds of Inventory, Equipment or other Collateral or otherwise shall be the property of Lender.

(b) For purposes of calculating the amount of the Loans available to Borrower, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Lender of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next business day. For the purposes of calculating interest on the Obligations, payments or other funds received will be applied (conditional upon final collection) to the Obligations one(1) business day(s) following the date of receipt of immediately available funds by Lender in the Payment Account provided such payments or other funds and notice thereof are received in accordance with Lender's usual and customary practices as in effect from time to time and within sufficient time to credit Borrower's loan account on such day, and if not, then on the next business day.

(c) Borrower and all of its Subsidiaries and other Affiliates, shareholders, directors, employees or agents shall, acting as trustee for Lender, receive, as the property of Lender, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Lender. In no event shall the same be commingled with Borrower’s own funds. Borrower agree to reimburse Lender on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Lender's payments to or indemnification of such bank or person. The obligation of Borrower to reimburse Lender for such amounts pursuant to this Section 6.3 shall survive the termination or non-renewal of this Agreement.

(d) In addition to the account referred to in Section 6.3(a) hereof, Borrower may establish and maintain, at their expense, deposit account arrangements with the banks set forth on Schedule 8.8 hereto. The banks set forth on Schedule 8.8 hereto constitute all of the banks with whom Borrower has deposit account arrangements as of the date hereof and identifies each of the deposit accounts at such banks and describes the nature of the use of such deposit account by Borrower. Borrower shall deposit all proceeds from sales of Inventory in every form (including, without limitation, cash, checks, credit card sales drafts, credit card sales or charge slips or receipts and other forms of daily store receipts and the collections and proceeds thereof in whatever form) from each location of Borrower and all proceeds of Collateral, on each business day into the deposit accounts of Borrower used solely for such purpose and identified to each location as set forth on Schedule 8.8 hereto. Borrower shall irrevocably authorize and direct in writing, in form and substance satisfactory to Lender, each of the banks into which proceeds from sales of Inventory from each location of Borrower and any and all other proceeds of Collateral are at any time deposited as provided above to send by wire transfer on a daily basis, to an account or accounts designated by Lender, all funds deposited in such account, and shall irrevocably authorize and direct in writing its account debtors, to directly remit payments on its Accounts, Receivables and all other payments constituting proceeds of Inventory and collections to the Blocked Accounts described in Section 6.3(a) above.

6.4  Payments. All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Lender may designate from time to time. Lender may apply payments received or collected from Borrower or for the account of Borrower (including the monetary proceeds of collections or of realization upon any Collateral) to such of the Obligations, whether or not then due, in such order and manner as Lender determines. At Lender's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of Borrower. Borrower shall make all payments to Lender on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Lender. Borrower shall be liable to pay to Lender, and do hereby indemnify and hold Lender harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement. Without limiting the forgoing all payments made by any Borrower un-der this Agreement, and the other Financing Agreements shall be made without reduction for or on account of, any pre-sent or future income or other taxes, levies, imposts, duties, charges, fees, deductions, withholdings, now or here-after imposed, levied, collected, withheld or assessed by any country (or by any political subdivision or taxing authority thereof or therein, including England) other than taxes of the Commonwealth of Puerto Rico measured by or based upon the overall net income of the Lender (such taxes being called "Taxes"). If any Taxes are required to be withheld from any amounts payable to the Lender hereunder or any other Financing Agreement, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement or such other Financing Agreement. It is understood and agreed that the Borrowers shall be obligated to so "gross-up" with respect to payments to the Lender under or in connection with the Loans and Letter of Credit Accommodations even though the Borrower claims an exemption from the payment or withholding of Taxes imposed under the laws of England or any governmental agency or body thereof with respect to such payments to the Lender. Whenever any Tax is payable by a Borrower, as promptly as possible thereafter, such Borrower shall send to the Lend-er, a certified copy of an original official receipt showing payment thereof. If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required re-ceipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

6.5  Authorization to Make Loans. Lender is authorized to make the Loans and provide Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be an officer of Borrower or other authorized person or, at the discretion of Lender, if such Loans are necessary to satisfy any Obligations. All requests for Loans and Letter of Credit Accommodations, hereunder shall specify the date on which the requested advance is to be made or established (which day shall be a Business Day) and the amount of the requested Loan and Letter of Credit Accommodation. Requests received before 11:00 a.m. Atlantic Standard Time on a Business Day shall be processed on that day. Requests received after 11:00 a.m. Atlantic Standard time on any day shall be deemed to have been made as of the opening of business on the immediately following business day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrower when deposited to the credit of Borrower or otherwise disbursed or established in accordance with the instructions of Borrower’s Agent or in accordance with the terms and conditions of this Agreement.

6.6  Use of Proceeds. Borrower shall use the initial proceeds of the Loans provided by Lender to Borrower hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrower to Lender on or about the date hereof including (i) payments to the Seller in respect of the purchase price for the Purchased Assets under the Purchase Agreements, and (ii) payments to Laurus to pay and discharge in full all Debt of Borrower to Laurus, (b) working capital and (c) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements, all in the amounts shown on Schedule 6.6 hereto. All other Loans and Letter of Credit Accommodations made by Lender to Borrower pursuant to the provisions hereof shall be used by Borrower only for general operating, working capital and other proper corporate purposes of Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. Lender may, on behalf of and for the account of Borrower, pay directly to the Seller, to Laurus and to the other Persons specified in the disbursement direction letter, the respective amounts payable to them, pursuant to such letter and this Section 6.6.

Section 7.  Collateral Reporting And Covenants.

7.1  Collateral Reporting. Borrower shall provide Lender with the following documents in a form satisfactory to Lender: (a) on a regular basis as required by Lender, a schedule of Accounts, sales made, credits issued and cash received; (b) on a monthly basis or more frequently as Lender may request, (i) perpetual inventory reports or other inventory reports acceptable to Lender, (ii) inventory reports by category, (iii) aging of accounts payable, (iv) a report of any Inventory shrinkage or Equipment which has been stolen, and (v) a report of any Equipment which has been sold, exchanged or otherwise transferred or disposed of, (c) upon Lender's request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrower; (d) aging of accounts receivable on a weekly basis or more frequently as Lender may request; and (e) such other reports as to the Collateral as Lender shall request from time to time. If any of Borrower's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrower hereby irrevocably authorize such service, contractor, shipper or agent to deliver such records, reports, and related documents to Lender and to follow Lender's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2 Accounts Covenants.

(a) Borrower shall notify Lender promptly of: (i) any material delay in Borrower’s performance of any of its obligations to any account debtor or the assertion of any claims, offsets, defenses or counterclaims by any account debtor, or any disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information relating to the financial condition of any account debtor and (iii) any event or circumstance which, to Borrower’s knowledge would cause Lender to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Lender's consent, except in the ordinary course of Borrower’s business in accordance with practices and policies previously disclosed in writing to Lender. So long as no Event of Default exists or has occurred and is continuing, Borrower shall have the right to settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor. At any time that an Event of Default exists or has occurred and is continuing, Lender shall, at its option, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances.

(b) Without limiting the obligation of Borrower to deliver any other information to Lender, Borrower shall promptly report to Lender any return of Inventory by any one account debtor if the inventory so returned in such case has a value in excess of $10,000. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrower shall, upon Lender's request, (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Lender's instructions, and (iv) not issue any credits, discounts or allowances with respect thereto without Lender's prior written consent.

(c) With respect to each Account: (i) the amounts shown on any invoice delivered to Lender or schedule thereof delivered to Lender shall be true and complete, (ii) no payments shall be made thereon except payments immediately delivered to Lender pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Lender in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of Borrower’s business in accordance with practices and policies previously disclosed to Lender, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Lender in accordance with the terms of this Agreement and (v) none of the transactions giving rise thereto will violate any applicable Commonwealth, State or Federal laws or regulations, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(d) Lender shall have the right at any time or times, in Lender's name or in the name of a nominee of Lender, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

(e) Borrower shall deliver or cause to be delivered to Lender, with appropriate endorsement and assignment, with full recourse to Borrower, all chattel paper and instruments which a Borrower now owns or may at any time acquire immediately upon a Borrower=s receipt thereof, except as Lender may otherwise agree.

(f) Lender may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all account debtors or other obligors in respect thereof that the Receivables, including the Accounts have been assigned to Lender and that Lender has a security interest therein and Lender may direct any or all accounts debtors and other obligors to make payment of thereof directly to Lender, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables including the Accounts or other obligations included in the Collateral and thereby discharge or release the account debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables, including the Accounts or such other obligations, but without any duty to do so, and Lender shall not be liable for its failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Lender may deem necessary or desirable for the protection of its interests. At any time that an Event of Default exists or has occurred and is continuing, at Lender's request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Lender and are payable directly and only to Lender and Borrower shall deliver to Lender such originals of documents evidencing the sale and delivery or lease of goods or the performance of services giving rise to any Accounts as Lender may require.

7.3  Inventory Covenants. With respect to the Inventory: (a) Borrower shall at all times maintain inventory records reasonably satisfactory to Lender, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, each Borrower's cost therefor and daily or weekly withdrawals therefrom and additions thereto; (b) Borrower shall conduct (i) a physical count of the Inventory at least once each year, but at any time or times as Lender may request on or after an Event of Default, and (ii) test counts of inventory at any time or times as Lender may request utilizing a third party service therefore designated by Lender, and promptly following such physical inventory and test counts of inventory shall supply Lender with a report in the form and with such specificity as may be reasonably satisfactory to Lender concerning such physical count and test counts; (c) Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Lender, except for sales of Inventory in the ordinary course of Borrower’s business and except to move Inventory directly from one location set forth or permitted herein to another such location; (d) upon Lender's request, Borrower shall, at its expense, no more than four times in any twelve (12) month period, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Inventory in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; (e) Borrower shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) Borrower shall assume all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (g) Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate Borrower to repurchase such Inventory; (h) Borrower shall keep the Inventory in good and marketable condition, and (i) Borrower shall not, without prior written notice to Lender, acquire or accept any Inventory on consignment or approval.

7.4  Equipment Covenants. With respect to the Equipment: (a) upon Lender's request, Borrower shall, at its expense, at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to the Equipment in form, scope and methodology acceptable to Lender and by an appraiser acceptable to Lender; (b) Borrower shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted); (c) Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower’s business and not for personal, family, household or farming use; (e) Borrower shall not remove any Equipment from the locations set forth or permitted herein, except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and Borrower shall not permit any of the Equipment to be or become a part of or permanently affixed to real property; and (g) Borrower assumes all responsibility and liability arising from the use of the Equipment. Borrower shall deliver to Lender within five(5) Business Days of the close of each month a schedule of all Equipment at the Manati Real Property used by a Borrower that has been furnished by a third party for use by a Borrower in connection with a Manufacturing Contract and is not owned by such Borrower, in such detail, containing such information and in such form as shall be satisfactory to Lender and accompanied by a certificate of an officer of Borrower, in form and substance satisfactory to Lender.

7.5  Trade Name Covenants. With respect to its trade names and trademarks (a) Borrower shall at all times maintain its registered trade names and trademarks, except for trade names and trademarks no longer used or useful in Borrower’s business; (b) Borrower shall not at any time, grant any person, a license except for trade names and trademarks no longer used or useful in Borrower’s business, to use any trade name or trademarks; (c) upon Lender’s request, Borrower shall, at its expense, no more than twice in any twelve (12) months period, but at any time or times as Lender may request on or after an Event of Default, deliver or cause to be delivered to Lender written reports or appraisals as to its trade names and trademarks in form, scope and methodology acceptable to Lender and by an appraisers acceptable to Lender, addressed to Lender or upon which Lender is expressly permitted to rely; and (d) Borrower shall not use its trade names or trademarks to sell any assets or property other than assets and property in a business classification similar to that currently being carried on by Borrower.

7.6  Power of Attorney. Borrower hereby irrevocably designate and appoint Lender (and all persons designated by Lender) as Borrower’s true and lawful attorney-in-fact, and authorizes Lender, in Borrower’s or Lender’s name, to: (a) at any time an Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing (i) demand payment on Accounts or chattel paper or other proceeds of Inventory or other Collateral, (ii) enforce payment of Receivables including Accounts by legal proceedings or otherwise, (iii) enforce and exercise all of Borrower’s rights and remedies to collect any Receivables including Accounts or other Collateral, (iv) sell or assign any Receivable, including any Accounts upon such terms, for such amount and at such time or times as the Lender deems advisable, (v) settle, adjust, compromise, extend or renew any Receivable, including any Account or any Chattel Paper (vi) discharge and release any Receivable, including any Account, (vii) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor, (viii) notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Lender, and open and dispose of all mail addressed to Borrower, and (ix) do all acts and things which are necessary, in Lender's determination, to fulfill Borrower’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment or proceeds thereof, (ii) have access to any lockbox or postal box into which any Borrower's mail is deposited, (iii) endorse any Borrower's name upon any items of payment or proceeds thereof and deposit the same in the Lender's account for application to the Obligations, (iv) endorse any Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivables including Account or any goods pertaining thereto or any other Collateral, (v) sign any Borrower's name on any verification of Accounts and notices thereof to account debtors and (vi) execute in any Borrower's name and file any UCC financing statements or amendments thereto. Borrower hereby releases Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.7  Right to Cure. Lender may, at its option, (a) cure any default by Borrower under any agreement with a third party or pay or bond on appeal any judgment entered against Borrower, (b) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral, (c) pay or bond on appeal any judgment entered against Borrower and (d) pay any amount, incur any expense or perform any act which, in Lender's judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Lender with respect thereto. Lender may add any amounts so expended to the Obligations and charge Borrower’s account therefor, such amounts to be repayable by Borrower on demand. Lender shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrower. Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.8  Access to Premises. From time to time as requested by Lender, at the cost and expense of Borrower (a) Lender or its designee shall have complete access to all of Borrower’s premises during normal business hours and after notice to Borrower or at any time and without notice to Borrower if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of Borrower’s books and records, including the Records, and (b) Borrower shall promptly furnish to Lender such copies of such books and records or extracts therefrom as Lender may request, and (c) use during normal business hours such of Borrower’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

7.9  Chattel Paper Covenants. (a) Borrower represents and warrants to Lender that Borrower does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in Schedule 7.9 hereto. In the event that Borrower shall be entitled to or shall receive any chattel paper or instrument after the date hereof, Borrower shall promptly notify Lender thereof in writing. Promptly upon the receipt thereof by or on behalf of Borrower (including by any agent or representative), Borrower shall deliver, or cause to be delivered to Lender, all tangible chattel paper and instruments that Borrower has or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify in each case except as Lender may otherwise agree. At Lender’s option, Borrower shall, and Lender may at any time on behalf of Borrower, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Lender with the following legend referring to chattel paper or instruments as applicable: “This ______________________________________ is subject to the security interest of Westernbank Puerto Rico and any sale, transfer, assignment or encumbrance of this ___________________________________________ violates the rights of such secured party”.

(b) In the event that Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), Borrower shall promptly notify Lender thereof in writing. Promptly upon Lenders request, Borrower shall take, or cause to be taken, such actions as Lender may request to give Lender control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commence Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

7.10  Letters of Credit. Borrower represents and warrants to Lender that Borrower is not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof. In the event that Borrower shall be entitled to or shall receive any right to payment under any Letter of Credit banker’s acceptance or any similar instrument, whether as beneficiary thereof or otherwise after the date hereof, Borrower shall promptly notify Lender thereof in writing. Borrower shall immediately, as Lender may specify, either (i) deliver, or cause to be delivered to Lender, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance satisfactory to Lender consenting to the assignment of the proceeds of the letter of credit to Lender by Borrower and agreeing to make all payment thereon directly to Lender or as Lender may otherwise direct or (ii) cause Lender to become, at such person’s expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be.

7.11  Deposit Accounts. Borrower represents and warrants to Lender that Borrower does not have any deposit accounts as of the date hereof, except as set forth in Schedule 8.8 hereto. Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied: (i) Lender shall have received not less than fifteen (15) Business Days prior written notice of the intention of a Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Lender the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Lender is dealing and the purpose of the account and Lender shall have consented thereto in writing, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to Lender and (iii) on or before the opening of such deposit account, Borrowers shall as Lender may specify, either (A) deliver to ender a Deposit Account Control Agreement in form and substance satisfactory to Lender with respect to such deposit account duly authorized, executed and delivered by such Person and the bank at which such deposit account is opened and maintained or (B) arrange for Lender to become the customer of the bank with respect to the deposit account on terms and conditions acceptable to lender. The terms of this subsection 7.11 shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of a Borrower’s salaried employees.

7.12  Investment Property. Borrower represents and warrants to Lender that Borrower does not own or hold, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or have any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in Schedule 7.12 hereto. In the event that any Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, Borrower shall promptly endorse, assign and deliver the same to Lender, accompanied by such instruments of transfer or assignment duly executed in blank as Lender may from time to time specify. If any securities now owned or hereafter acquired by Borrowers are uncertificated and are issued to a Borrower or its nominee directly by the issuer thereof, Borrower shall immediately notify Lender thereof and shall as Lender may specify, either (i) cause the issuer to agree to comply with instructions from Lender as to such securities, without further consent of any of Borrower or such nominee, or (ii) arrange for Lender to become the registered owner of the securities. Borrower shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied (i) Lender shall have received not less than fifteen (15) Business Days prior written notice of the intention of Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Lender the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom Borrower are dealing and the purpose of the account and Lender shall have consented thereto in writing, (ii) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be acceptable to Lender, and (iii) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such person shall as Lender may specify, either (A) execute and deliver, and cause to be executed and delivered to Lender, a Pledge Agreement and an Investment Property Control Agreement in form and substance satisfactory to Lender with respect thereto duly authorized, executed and delivered by Borrower and such securities intermediary or commodity intermediary or (B) arrange for Lender to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Lender.

7.13  Tort Claims. Borrower represents and warrants to Lender that Borrower does not have any commercial tort claims as of the date hereof, except as set forth on Schedule 7.11 hereto. In the event that Borrower shall at any time after the date hereof have any commercial tort claims Borrower shall promptly notify Lender thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by Borrower to Lender of a security interest in such commercial tort claim (and the proceeds thereof). In the event that such notice does not include such grant of a security interest, the sending thereof by Borrower to Lender shall be deemed to constitute such grant to Lender. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein. Without limiting the authorization of Lender provided herein or otherwise arising by the execution by Borrower of this Agreement or any of the other Financing Agreements, Lender is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Lender or its designee as secured party and Borrower as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, Borrower shall promptly upon request by Lender, execute and deliver, or cause to be executed and delivered, to Lender such other agreements, documents and instruments as Lender may require in connection with such commercial tort claim.

7.14  Third Party Possession. Borrower represents and warrants to Lender that it does not have any goods, documents of title or other collateral in the custody, control or possession of a third party as of the date hereof, except for goods located in the United States in transit to a location of Borrower permitted herein in the ordinary course of business of Borrower in the possession of the carrier transporting such goods. In the event that any goods, documents of title or other collateral are at any time after the date hereof in the custody, control or possession of any other person or such carriers, Borrower shall promptly notify Lender thereof in writing; provided that, as to such carriers, Borrower need only notify Lender on an aggregate basis. Promptly upon Lender’s request, Borrower shall deliver a Collateral Access Agreement in form and substance satisfactory to Lender, duly authorized, executed and delivered by any such person and Borrower.

7.15  Additional Actions. Borrower shall take any other actions reasonably requested by Lender from time to time to cause the attachment, perfection and first priority of, and the ability of Lender to enforce, the security interest of Lender in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing, financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, Borrower’s signature thereon is required therefor, (ii) causing Lender’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interest of Lender in such Collateral, (iii) complying with any provision of any statute, regulation or treaty of the United States, any State of the United States, Puerto Rico and the United States Virgin Islands as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Lender to enforce, the security interest of Lender in such Collateral, (iv) obtaining the consents and approvals of any governmental authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the UCC or by other law, as applicable in any relevant jurisdiction and (v) transferring any and all deposit accounts and investment property to a financial institution or account specified by Lender.

Section 8.  Representations And Warranties.

Borrower hereby represents and warrants to Lender the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations by Lender to Borrower:

8.1  Corporate Existence, Power And Authority; Subsidiaries. Inyx is a corporation duly organized and in good standing under the laws of the State of Nevada. Inyx Pharma, Ltd. is a corporation duly organized and in good standing under the laws of England And Wales. Inyx USA is a corporation duly organized and in good standing under the laws of the Isle Of Man. Each such Person is duly qualified as a foreign corporation in good standing in all states or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within Borrower’s corporate or partnership powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of Borrower’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its property is bound and (d) except for those arising pursuant to the Financing Agreements will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of Borrower. This Agreement and the other Financing Agreements constitute legal, valid and binding obligations of Borrower enforceable in accordance with their respective terms.

8.2  Financial Statements; No Material Adverse Change. All financial statements relating to Borrower or its Affiliates which have been or may hereafter be delivered by Borrower or any of its Affiliates to Lender have been prepared in accordance with GAAP and fairly present the financial condition and the results of operations of Borrower and such Affiliates as of the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by Borrower or any of its Affiliates to Lender prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of Borrower or any of its Affiliates since the date of the most recent audited financial statements furnished by to Lender prior to the date of this Agreement.

8.3  Chief Executive Office; Collateral Locations. The chief executive office of Borrower and such Person’s Records concerning Accounts are located only at the address set forth below on the signature page hereto and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in the Information Certificate. The Information Certificate correctly identifies any of such locations which are not owned by Borrower and sets forth the owners and/or operators thereof and to the best of Borrower’s knowledge, the holders of any mortgages on such locations.

8.4  Priority of Liens; Title to Properties. The security interests and liens granted to Lender under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to those non material liens indicated on Part 1 of Schedule 8.4 hereto the existence of which has previously been approved, in writing by Lender. Borrower has good and marketable title to all of its properties and assets, including the Purchased Assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Lender and such others as may be specifically listed on Parts 1 and 2 of Schedule 8.4 hereto and as to those listed, if any, on Part 2 of Schedule 8.4 hereto only as specifically set forth therein and only on the assets and properties specifically identified therein.

8.5  Tax Returns. Except as disclosed in the Information Certificate, Borrower has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it (without requests for extension, except as previously disclosed in writing to Lender). All information in such tax returns, reports and declarations is complete and accurate in all material respects. Borrower has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, Commonwealth, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.

8.6  Litigation. Except as set forth on the Information Certificate or in Schedule 8.6 hereto, there is no present investigation by any governmental agency pending, or to the best of Borrower’s knowledge threatened, against or affecting Borrower, its assets or business and there is no action, suit, proceeding or claim by any Person pending, or to the best of Borrower’s knowledge threatened, against Borrower or its assets or goodwill, or against or affecting any transactions contemplated by this Agreement, which if adversely determined against Borrower would result in any material adverse change in the assets, business or prospects of Borrower or would impair the ability of Borrower to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Lender to enforce any Obligations or realize upon any Collateral.

8.7  Compliance with Other Agreements and Applicable Laws. Borrower is not in default in any material respect under, or in violation in any material respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound and Borrower is in compliance in all material respects with all applicable provisions of laws, rules, regulations, licenses, permits, approvals and orders of any foreign, Federal, State or local governmental authority.

8.8  Bank Accounts. All of the deposit accounts, merchant payment accounts, investment accounts or other accounts in the name of or used by Borrower maintained at any bank or other financial institution are set forth on Schedule 8.8 hereto.

8.9  Accuracy and Completeness of Information. All information furnished by or on behalf of Borrower in writing to Lender in connection with this Agreement, or any other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading. No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect which has not been fully and accurately disclosed to Lender in writing.

8.10  Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Lender on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Lender regardless of any investigation made or information possessed by Lender. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which Borrower shall now or hereafter give, or cause to be given, to Lender.

8.11  Intellectual Property. Borrower owns or licenses or otherwise has the right to use all Intellectual Property materially necessary for the operations of its business as presently conducted or proposed to be conducted. As of the date hereof, Borrower does not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 hereto and has not granted any licenses with respect thereto, other than as set forth in Schedule 8.11 hereto. To Borrower’s knowledge, after reasonable investigation, no event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. Except as otherwise disclosed by Borrower to Lender in writing to the best of Borrower’s knowledge, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold as part of the Purchased Assets by Seller or employed by Borrower infringes any patent, trade mark, service mark, trade name, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting Seller or Borrower or contesting Seller’s or Borrower’s rights to sell or use any such Intellectual Property. Schedule 8.11 sets forth all of the agreements or other arrangements of Borrower pursuant to which Borrower has a license or other right to use any trademarks, logos, designs, representations or other intellectual Property owned by another person as in effect on the date hereof and the dates of the expiration of such agreements or other arrangements of h Borrower as in effect on the date hereof and after giving effect to the transactions contemplated by the Purchase Agreements. No trademark, service mark or other intellectual Property at any time used by Seller or Borrower which is owned by another person, or owned by Seller or Borrower which are part of the Purchased Assets subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Lender, is affixed to any Eligible Inventory.

8.12  Capitalization.

(a) All of the issued and outstanding shares of Capital Stock of Borrower are directly and beneficially owned and held by those persons specified on Schedule 8.12 hereto, in the amounts specified therein and all of such shares of Capital Stock have been duly issued and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind except those in favor of Lender.

(b) Except as set forth on Schedule 8.12 hereto, Borrower does not have any Subsidiary.

(c) Borrower is Solvent and will continue to be Solvent after (i) the creation of Obligations and the security interests of Lender and (ii) the consummation of the other transactions contemplated hereunder and under the Purchase Agreements.

8.13  Environmental Compliance.

(a) Except as set forth on Schedule 8.13 hereto, no Person has with respect to any Real Property including any Real Estate Security, generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any such property (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law or any license, permit, certificate, approval or similar authorization thereunder and the present or proposed operations of Borrower complies in all material respects with all Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder.

(b) Except as set forth on Schedule 8.13 hereto, there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other person nor is any pending or to the best of Borrower’s knowledge threatened, with respect to any non-compliance with or violation of the requirements of any Environmental Law by any Person with respect to any Real Property including any Real Estate Security or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental, health or safety matter, which affects Borrower or any Real Property including any Real Estate Security or Borrower’s business, operations or assets or any properties at which Borrower has transported, stored or disposed of any Hazardous Materials.

(c) Borrower has no material liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d) Except as set forth on Schedule 8.13 hereto, Borrower has all licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the present and proposed operations of Borrower under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect.
8.14  Employee Benefits. (a) Except as set forth on Schedule 8.14 hereto, Borrower has not engaged in any transaction in connection with which Borrower or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the code, including any accumulated funding deficiency described in Section 8.14(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.14(d) hereof.

(b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by Borrower to be incurred with respect to any employee benefit plan of Seller or of Borrower or any of its ERISA Affiliates. There has been no reportable event (without the meaning of Section 4043(b) of ERISA) or any other event or condition with respect to any employee pension benefit plan of Borrower or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation. No liability to the Pension Benefit Guaranty Corporation has been or will be incurred by Borrower with respect to any employee benefit plan of Seller or any of its ERISA Affiliates

(c) Full payment has been made of all amounts which Borrower or any of its ERISA Affiliates is required under Section 302 of ERISA and Section 412 of the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any employee benefit plan, including any penalty or tax described in Section 8.14(a) hereof and any deficiency with respect to vested accrued benefits described in section 8.14(d) hereof.

(d) The current value of all vested accrued benefits under all employee benefit plans maintained by Borrower or any of its ERISA Affiliates that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.14(a) hereof any accumulated funding deficiency described in Section 8.14(c) hereof. The terms A current value@ and Aaccrued benefit@ have the meanings specified in ERISA.

(e) Neither Borrower nor any of its ERISA Affiliates is or has ever been obligated to contribute to any Amulti employer plan@ (as such term is defined in section 4001(a)(3) of ERISA) that is subject to Title IV of ERISA.

8.15  Credit Card Agreements. Borrower has no credit card agreements or any other agreement, document or instrument existing as of the date hereof between or among Borrower, and any credit card issuer or any credit card processor.

8.16  Acquisition of Purchased Assets.

(a) The Purchase Agreements and the transactions contemplated thereunder have been duly executed, delivered and performed in accordance with their terms by the respective parties thereto in all respects, including the fulfillment (not merely the waiver, except as may be disclosed to Lender and consented to in writing by Lender) of all conditions precedent set forth therein and giving effect to the terms of the Purchase Agreements and the assignments to be executed and delivered by Seller (or any of its Affiliates or Subsidiaries) thereunder, Borrower acquired and has good and marketable title to the Purchased Assets, free and clear of all claims, liens, pledges and encumbrances of any kind, except as permitted hereunder.

(b) All actions and proceedings, required by the Purchase Agreements, applicable law or regulation (including, but not limited to, compliance with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended) have been taken and the transactions required thereunder have been duly and validly taken and consummated.

(c) No court of competent jurisdiction has issued any injunction, restraining order or other order which prohibits consummation of the transactions described in the Purchase Agreements and no governmental or other action or proceeding has been threatened or commenced, seeking any injunction, restraining order or other order which seeks to void or otherwise modify the transactions described in the Purchase Agreements.

(d) Borrower has delivered, or caused to be delivered, to Lender, true, correct and complete copies of the Purchase Agreements.

8.17  Interrelated Business. Borrowers share an identity of interest such that any benefit received by one benefits the other. Each Borrower renders services to or for the benefit of the other Borrower, make loans and advances to or for the benefit of the other Borrower, shares research and development and Intellectual Property and provides administrative, marketing, payroll or management services to or for the benefit of the other Borrower. Borrowers have centralized accounting and legal services

Section 9.  Affirmative And Negative Covenants.

9.1  Maintenance of Existence. Borrower shall at all times preserve, renew and keep in full, force and effect its corporate or other existence and rights and franchises with respect thereto and maintain in full force and effect all permits, licenses, trademarks, trade names, approvals, authorizations, leases and contracts necessary to carry on its business as presently or proposed to be conducted. Borrower shall give Lender thirty (30) days prior written notice of any proposed change in any of its corporate or other names, which notice shall set forth the new name(s) and Borrower shall deliver to Lender a copy of the amendment to the Certificate of Incorporation or other organizational document of Borrower providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Person as soon as it is available.

9.2  New Collateral Locations. Borrower may open any new location within Puerto Rico or any State of the United States provided (a) Borrower gives Lender thirty (30) days prior written notice of the intended opening of any such new location and (b) Borrower executes and delivers, or causes to be executed and delivered, to Lender such agreements, documents, and instruments as Lender may deem reasonably necessary or desirable to protect its interests in the Collateral at such location, including UCC financing statements.

9.3  Compliance with Laws, Regulations, Etc. (a) Borrower shall, at all times, comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any Federal, State or local governmental authority, including the Employee Retirement Security Act of 1974, as amended, the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws.

(b) Borrower shall establish and maintain, at its expense, a system to assure and monitor its continued compliance with all Environmental Laws in all of its operations, which system shall include annual reviews of such compliance by employees or agents of Borrower who are familiar with the requirements of the Environmental Laws. Copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower to Lender. Borrower shall take prompt and appropriate action to respond to any non-compliance with any of the Environmental Laws and shall regularly report to Lender on such response.

(c) Borrower shall give both oral and written notice to Lender immediately upon Borrower’s receipt of any notice of, or Borrower's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by (1) Borrower or (2) any Obligor with respect to any Real Estate Security or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or (D) any other environmental, health or safety matter, which affects (1) Borrower or its business, operations or assets or any properties at which Borrower transported, stored or disposed of any Hazardous Materials or (2) any Real Estate Security given by any Obligor.

(d) Without limiting the generality of the foregoing, whenever Lender reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of Borrower with respect to any Real Estate Security, in order to avoid any material non-compliance, with any Environmental Law, Borrower shall, at Lender's request and Borrower’s expense: (i) cause an independent environmental engineer acceptable to Lender to conduct such tests of the site where Borrower's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Lender a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Lender a supplemental report of such engineer whenever the scope of such non-compliance, or Borrower’s response thereto or the estimated costs thereof, shall change in any material respect.

(e) Borrower shall indemnify and hold harmless Lender, its directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including attorneys' fees and legal expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of Borrower or any Real Estate Security given by it and the preparation and implementation of any closure, remedial or other required plans. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.4  Payment of Taxes and Claims. Borrower shall duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on their books. Borrower shall be liable for any tax or penalties imposed on Lender as a result of the financing arrangements provided for herein and Borrower agrees to indemnify and hold Lender harmless with respect to the foregoing, and to repay to Lender on demand the amount thereof, and until paid by Borrower such amount shall be added and deemed part of the Loans, provided, that, nothing contained herein shall be construed to require Borrower to pay any income or franchise taxes attributable to the income of Lender from any amounts charged or paid hereunder to Lender. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

9.5  Insurance. Borrower shall at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated (including product liability insurance). Said policies of insurance shall be satisfactory to Lender as to form, amount and insurer. Borrower shall furnish certificates, policies or endorsements to Lender as Lender shall require as proof of such insurance, and, if Borrower fails to do so, Lender is authorized, but not required, to obtain such insurance at the expense of Borrower. All policies shall provide for at least thirty (30) days prior written notice to Lender of any cancellation or reduction of coverage and that Lender may act as attorney for Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance. Borrower shall cause Lender to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrower shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance satisfactory to Lender. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Lender as its interests may appear and further specify that Lender shall be paid regardless of any act or omission by Borrower or any of its Affiliates. At its option, Lender may apply any insurance proceeds received by Lender at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Lender may determine or hold such proceeds as cash collateral for the Obligations.

9.6  Financial Statements and Other Information.

(a) Borrower shall keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of Borrower and its Subsidiaries (if any) in accordance with GAAP. Borrower shall (i) promptly furnish or cause to be furnished to Lender all such financial and other information as Lender may request relating to the Collateral and the assets, business and operations of Borrower and shall notify the independent public accountants acting as auditors to Borrower that Lender is authorized to obtain such information directly from such accountants. Without limiting the foregoing Borrower shall cause to be furnished to Lender: (i) within fifteen (15) days after the end of each fiscal month, monthly unaudited consolidated and consolidating financial statements of Borrower and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders' equity), all in reasonable detail, fairly presenting the financial position and the results of the operation of Borrower and its Subsidiaries as of the end of and through such fiscal month, (ii) within forty five (45) days after the end of each fiscal quarter, unaudited consolidated and consolidating financial statements of

Borrower and its Subsidiaries (including the information specified in Section 9.6(a)(i) hereof),as of the end and through the fiscal quarter then ended and (iii) within ninety (90) days after the end of each fiscal year, drafts of audited consolidated and consolidating financial statements of Borrower and its Subsidiaries and drafts of audited separate financial statements of each Borrower(including balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower as of the end of and for such fiscal year and (iv) within one hundred twenty (120) days after the end of each fiscal year, audited consolidated and consolidating financial statements Borrower and its Subsidiaries and separate audited financial statements of each Borrower (including balance sheets, statements of income and loss, statements of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower and its Subsidiaries and of each Borrower separately, as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower as of the end of and for the fiscal year then ended. The financial statements(i) referred to in Section 9.6(a)(i), (ii) and (iii) hereof shall be accompanied by a certificate of the Chief Financial Officer of Borrower to the effect that such financial statements are correct in all material respects, subject to normal year end audit adjustments, (ii) referred to in Section 9.6(a)(ii), (iii) and (iv) hereof shall be accompanied by a certificate of the Chief Financial Officer of Borrower to the effect that Borrower is in compliance with the covenants set forth in Sections 9.14, 9.15 and 9.16 hereof , as of the close of the period to which such financial statements relate, together with a schedule showing the calculations used in determining such compliance and that no Event of Default or event which would with the giving of notice or passage of time, constitute an Event of Default exists and is continuing, (iii) referred to in Section 9.6(a)(iv) hereof shall be accompanied by a certificate of the Chief Financial Officer of Borrower to the effect that Borrower is in compliance with the covenants set forth in Sections 9.14, 9.15, 9.16 and 9.17 hereof , as of the close of the period to which such financial statements relate, together with a schedule showing the calculations used in determining such compliance and that no Event of Default or event which would with the giving of notice or passage of time, constitute an Event of Default exists and is continuing and (iv) referred to in Section 9.6(a)(ii),(iii) and (iv) hereof shall be accompanied by a certificate of the Chief Executive Officer and Chief Financial Officer of Borrower setting forth the Adjusted Net Worth of Borrower as of the respective dates of such financial statements and shall be accompanied by a schedule showing the calculations used in determining such Adjusted Net Worth and the appraisals on which such calculations are based, which appraisals( and the appraisers performing such appraisals) must be acceptable to Lender in all respects; provided that, for purposes of determining Adjusted Net Worth (A) at any time an Event Of Default or act, condition or event which with the giving of notice or passage of time or both would constitute an Event of Default shall exist or (B) on the request of Lender, but not more often than once in any two(2) year period, Borrower shall, within fifteen(15) working days after request of Lender therefor furnish to Lender new appraisals of all of the assets of Borrower, in form and substance and from appraisers satisfactory to Lender.

(b) Borrower shall promptly notify Lender in writing of the details of (i) any loss, damages, investigation, action, suit, proceeding or claim which has or could result in a Material Adverse Effect, (ii) any Material Contract of Borrower being terminated or amended or any new Material Contract entered into (in which event Borrower shall provide Lender with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $50,000 which has been entered against Borrower or any of its properties or assets, (iv) any notification from a governmental authority of violation of laws or regulations received by Borrower, (v) any ERISA Event and (vi) the occurrence of any Event of Default or act, condition or event which with the giving of notice or the passage of time or both, would constitute an Event of Default.

(c) Borrower shall promptly after the sending or filing thereof furnish or cause to be furnished to Lender copies of all reports which it sends to its stockholders generally and copies of all reports and registration statements which it files with the Securities and Exchange Commission, any national securities exchange or the National Association of Securities Dealers, Inc.

(d) Borrower shall furnish or cause to be furnished to Lender such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrower as Lender may, from time to time, reasonably request. Lender is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrower to any court or other government agency upon request therefor or to any participant or assignee or prospective participant or assignee. Borrower hereby irrevocably authorizes and directs all of its accountants or auditors to deliver to Lender, at Borrower’s expense, copies of the financial statements of Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Lender such information as they may have regarding the business of Borrower. Any documents, schedules, invoices or other papers delivered to Lender may be destroyed or otherwise disposed by Lender one (1) year after the same are delivered to Lender, except as otherwise designated by Borrower to Lender in writing.

(e) Borrower shall immediately notify Lender in writing of (i) the occurrence or existence of any Event of Default or any act, condition or event which is an Event of Default or which with the giving of notice or passage of time or both would be an Event of Default, hereunder and (ii) the occurrence or existence of any default or event of default or any act, condition or event which is a default or an event of default or which with the giving of notice or passage of time or both would be an event of default, under any agreement or instrument to which any Affiliate of a Borrower is a party, relating to any Debt.

(f) Borrower shall deliver, or cause to be delivered, to Lender, within ninety (90) days from the date hereof, an opening balance sheet of Borrower after giving effect to the transactions contemplated by this Agreement and the Purchase Agreements, together with the opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower and reasonably acceptable to Lender, to the effect that such opening balance sheet has been prepared in accordance with GAAP and presents fairly the financial condition of Borrower as of such date.

9.7  Sale of Assets, Consolidation, Merger, Dissolution, Etc. Borrower shall not directly or indirectly, (a) merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it or (b) sell, assign, lease, transfer, abandon or otherwise dispose of (i) any Capital Stock, except in a transaction involving public offering, or indebtedness to any other Person or (ii) any of its assets to any other Person (except for (A) sales of Inventory in the ordinary course of business, (B) the disposition of Equipment no longer used in the business of Borrower so long as (1) any proceeds are paid to Lender and (2) such sales do not involve Equipment having an aggregate fair market value in excess of $50,000 for all such Equipment disposed of in any fiscal year of Borrower, (C) sales of Equipment (1) to which Lender shall have consented in writing and(2) any proceeds of which are paid to Lender for application as determined by Lender or (c) form or acquire any Subsidiary, or transfer any assets to any Subsidiary, or (d) wind up, liquidate or dissolve or (e) agree to do any of the foregoing. Within thirty (30) days from the date hereof, Borrower shall liquidate and dissolve Inyx USA, Ltd.

9.8  Encumbrances. Borrower shall not create, incur, assume or suffer or permit to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except: (a) liens and security interests of Lender; (b) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on its books; (c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of Borrower’s business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to Borrower, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books; (d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of Borrower as presently conducted or proposed to be conducted, thereon or materially impair the value of the Real Property which may be subject thereto; (e) purchase money security interests in Equipment (including Capital Leases entered into after the date hereof), not to exceed $100,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of Borrower other than the Equipment so acquired, and the indebtedness secured thereby does not exceed the cost of the Equipment so acquired, as the case may be and (f) the security interests and liens set forth on Schedule 8.4 hereto.

9.9  Indebtedness. Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or suffer or permit to exist, any obligations or indebtedness, except:

(a) the Obligations;

(b) trade accounts payable and other trade obligations and normal accruals in the ordinary course of business not yet due and payable, or with respect to which Borrower is contesting in good faith the amount or validity thereof by appropriate proceedings diligently pursued and available to Borrower and with respect to which adequate reserves have been set aside on their books;

(c) purchase money indebtedness (including Capital Leases) to the extent not incurred or secured by liens (including Capital Leases) in violation of any other provision of this Agreement;

(d) unsecured indebtedness of Borrower for borrowed money incurred after the date hereof, owing to any Person other than any shareholder, officer, director, agent, employee or Affiliate of Borrower on commercially reasonable rates and terms pursuant to an arm's length transaction; provided, that, (i) Lender shall have received not less than five (5) Business Days prior written notice of the intention to incur such indebtedness, which notice shall set forth in reasonable detail satisfactory to Lender, the amount of such indebtedness, the person to whom such indebtedness will be owed, the interest rate, the schedule of repayments and maturity date with respect thereto and such other information as Lender may reasonably request with respect thereto, (ii) Lender shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such indebtedness, (iii) the aggregate amount of such indebtedness at any time outstanding shall not exceed $100,000, (iv) on and before the date of incurring such indebtedness and after giving effect thereto, no Event of Default, or event which with the giving notice or the passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, (v) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness as in effect on the date of the execution thereof, and (vi) Borrower shall not, directly or indirectly, (A) make any prepayments or other non-mandatory payments in respect of such indebtedness, or (B) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto, or (C) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (vii) Borrower shall furnish to Lender all notices, demands or other materials in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower, or on its behalf, concurrently with the sending thereof, as the case may be; and

(e) indebtedness of Borrower described on Schedule 9.9 hereto; provided, that: (i) the individual principal amounts of such indebtedness and aggregate principal amounts of all such indebtedness shall not exceed the amounts shown on such Schedule 9.9 hereto less the aggregate amount of all repayments, repurchases or redemptions, whether optional or mandatory in respect thereof, plus interest thereon at the rate provided for in such agreement or instrument as in effect on the date hereof, (ii) Borrower may only make regularly scheduled payments of principal and interest in respect of such indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such indebtedness, (iii) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such indebtedness or any agreement, document or instrument related thereto or (B) redeem, retire, defease, purchase or otherwise acquire such indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (iv) Borrower shall furnish to Lender all notices or demands in connection with such indebtedness either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

9.10  Loans, Investments, Guarantees, Etc. Borrower shall not directly or indirectly, make or permit to exist any loans or advance money or property to any person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or indebtedness or all or a substantial part of the assets or property of any Person, or form or acquire any Subsidiaries or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the indebtedness, performance, obligations or dividends of any Person or agree to do any of the foregoing, except: (a) the endorsement of instruments for collection or deposit in the ordinary course of business; (b) investments in cash or Cash Equivalents; provided that, as to any of the foregoing, unless waived in writing by Lender, Borrower shall take such actions as are deemed necessary by Lender to perfect the security interest of Lender in such investments; (c) the loans, advances and guarantees set forth on Schedule 9.10 hereto; provided, that, as to such loans, advances and guarantees, (i) Borrower shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire the obligations arising pursuant to such guarantees, or set aside or otherwise deposit or invest any sums for such purpose, and (ii) Borrower shall furnish to Lender all notices or demands in connection with such loans, advances or guarantees or other indebtedness subject to such guarantees either received by Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be; and (d) loans and advances not in excess of the amount of $100,000 outstanding in the aggregate for all such loans and advances during the term of this Agreement; provided that, no such loan or advance shall be made to any Affiliate of Borrower, to the holder of any Capital Stock of Borrower or to any Person described on Schedule 9.21 hereto.

9.11  Transactions with Affiliates. Borrower shall not, directly or indirectly, (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director, agent or Person Affiliated with Borrower, except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s business and upon fair and reasonable terms no less favorable to Borrower than such Person would obtain in a comparable arm's length transaction with an unaffiliated person (but in no event may Borrower sell, transfer or lease any property to any Subsidiary) or (b) make any payments (i) of any indebtedness owing to any officer, employee, shareholder or director or other person Affiliated with Borrower or (ii) of any compensation to any employee, except reasonable compensation to employees for services rendered to in the ordinary course of business.

9.12  Additional Bank Accounts. Borrower shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in Schedule 8.8 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Lender and subject to such conditions thereto as Lender may establish and (b) as to any accounts used by Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Lender.

9.13  Compliance with ERISA. (a) Borrower shall not, with respect to any “employee benefit plans” maintained by Borrower or any of its ERISA Affiliates: (i) terminate any of such employee benefit plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject Borrower or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event(other than those as to which the Pension Benefit Guaranty Corporation has waived notice pursuant to Regulation) or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation, (vi) incur any withdrawal liability with respect to any multi employer pension plan; and (vii) fail to maintain each employee benefit plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal State and Commonwealth Law.

(b) As used in this Section 9.13 and Section 8.14 the terms (i) “employee benefit plans”, “accumulated funding deficiency and reportable event” shall have the respective meanings assigned to them in ERISA, and the term “prohibited transaction” shall have the meaning assigned to it in Section 4975 of the Code and “ERISA”, (ii) “ERISA Affiliate” shall mean any Person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code and “ERISA” shall mean the United States Employee Retirement Income Security Act of 1974 .

9.14  Working Capital. Borrower shall, at all times, maintain Working Capital of not less than $7,500,000.

9.15  Net Worth. Borrower shall, at all times, maintain (a) an Adjusted Net Worth of not less than $15,000,000 and (b) a Tangible Net Worth of not less than $ ____________________________.

9.16  Suppressed Availability. (a) Borrower shall, maintain with Lender, at all times after the date hereof, Suppressed Availability of not less than $500,000. Lender may, but shall not be required to and in addition to its other rights, in its discretion, use the amount of Suppressed Availability (i) to pay costs and expenses incurred by Borrower or chargeable to Borrower under this Agreement, (ii) to cure defaults of Borrower under this Agreement, or by Borrower or any other Obligor under any of the other Financing Agreements or any other agreement of Borrower with any third party, (iii) to pay taxes of Borrower and (iv) for, any other purpose permitted by, or to make any other payment which Lender is authorized to make, under this Agreement.

(b) If the amount of Suppressed Availability, shall at any time be less than $500,000 Borrower shall, at all times, on notice by Lender, immediately take such actions as are required by Lender, including delivery to Lender of cash collateral so that the amount of Suppressed Availability shall not be less than $500,000.

9.17  Excess Cash Flow. Borrower shall, for each of its fiscal years during the Term of this Agreement, have Excess Cash Flow of not less than $ 400,000.

9.18  Changes in Equity. Borrower shall not (a) cease to have its Capital Stock or other equity interests owned by the Persons now owning such Capital Stock or other equity interests in the same percentages of ownership now held by such Persons or (b) issue, sell or deliver any shares of its Capital Stock or other equity interests or rights, options, warrants or calls to purchase any shares of its Capital Stock other equity interests or securities convertible into shares of its Capital Stock or other equity interests, except in each case as a result of a transaction involving a public offering.

9.19  Restricted Junior Payments. (a) Borrower shall not, directly or indirectly, make, or agree to make, any Restricted Junior Payment; except that, Borrower may declare and pay dividends during any fiscal year Borrower not in excess of the difference between (x) twenty five percent (25%) of Borrowers Excess Cash Flow for the preceding fiscal year of Borrower (y) any Voluntary Prepayments made by Borrower in the fiscal year in which such dividend is to be paid; provided that, each of the following conditions are satisfied:

(i) such dividend shall be made with funds legally available therefore,

(ii) such dividend shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Borrower is a party or by which Borrower or its properties are bound,

(iii) as of both the date of declaration and the date of payment of such dividend and after giving effect thereto, no Event of Default or act, condition or event which with the giving of notice or passage of time or both would constitute an Event of Default shall exist or have occurred, including a failure to comply with any of the provisions of Section 9.14, 9.16, 9.15 or 9.17 hereof,

(iv) as of both the date of declaration and the date of payment of such dividend and after giving effect thereto, Borrower shall be Solvent;

(v) during the 90 day period prior to both the date of declaration and the date of payment of such dividend Borrower shall have maintained Excess Availability of not less than $500,000; and

(vi) Borrower shall have given Lender at least ten (10) Business Days prior written notice of its intent to declare such dividend and Lender shall not have advised Borrower that, in Lender’s reasonable opinion, Borrower will not be able to maintain Excess Availability of at least $500,000 during the 90 day period following the payment of such dividend.

(b) Borrower shall at all time during the 90 day period following the payment of any dividend permitted by Section 9.19(a) hereof maintain Excess Availability of not less then $500,000.

(c) The aggregate amount of all Voluntary Prepayments made during any fiscal year of Borrower shall reduce the amount of dividends that Borrower may pay, pursuant to this Section 9.19 hereof during such fiscal year; provided that, the aggregate amount of all Voluntary Prepayments made and dividends declared or paid during any fiscal year of Borrowers may not exceed twenty five percent(25%) of Borrowers’ Excess Cash Flow for the preceding fiscal year.

9.20  Costs and Expenses. Borrower shall pay to Lender on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, Lender's rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all costs and expenses and fees for insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Lender's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Lender, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Lender during the course of periodic field examinations of the Collateral and Borrower's operations including the costs of field testing by third party providers retained by Lender, plus a per diem charge at the rate of $750.00 per person per day plus travel, hotel and all other out of pocket expenses for Lender's examiners in the field and office; and (h) the fees and disbursements of counsel (including legal assistants) to Lender in connection with any of the foregoing.

9.21  Environmental Audits. Within ninety (90) days from of a request by Lender, from time to time, Borrower shall deliver to Lender, at its expense updated environmental audits of the Real Property and the Real Estate Security conducted by an environmental firm acceptable to Lender and in form, scope and methodology satisfactory to Lender confirming that (a) Borrower is in compliance with all Environmental Laws, in all material respects and (b) there is no material potential or actual liability of Borrower for any remedial action with respect to any environmental condition or any other significant environmental problems; provided  that, if such audits cannot confirm such compliance or that there is no such liability, Borrower shall forthwith at their expense, diligently take all remedial action necessary to cure such condition, effect such compliance and discharge such liability, to such firm’s satisfaction.

9.22  Management Compensation. Borrower will not directly or indirectly, pay compensation or management, consulting or other fees for management or similar services directly or indirectly, to or for the benefit of (a) as to those Persons listed on Schedule 9.21 hereto in per annum amounts in the aggregate in excess of that set forth and determined as described on Schedule 9.21 hereto, including performance and incentive bonuses, for each such person, (b) as to all other officers, directors or consultants amounts in excess of that which is reasonable, ordinary and necessary and (c) as to Inyx Canada, Inc., amounts in excess of that paid during Borrower’s fiscal year ended December 31, 2004, as shown on Schedule 9.22.

9.23  Business Names. Borrower shall not use any trade names in the conduct of its business and operations other than (a)those listed on Schedule 8.11 hereto and (b)those trade names which Borrower may hereafter use after (i) having given Lender at least 15 Business Days notice after the filing for registration of such name and (ii) taking all such actions and executing and delivering all such agreements, instruments, notices and documents as Lender shall request to(A) grant to Lender a valid and perfected first and prior security interest and lien therein and (B) protect and preserve Lender’s security interests and liens in the other Collateral.

9.24  Additional Covenants.

(a) Borrower shall deliver to Lender, within 30 days after request by Lender a report of essential payments made and expenses incurred by Borrower, during the period requested by Lender in such detail as Lender may request.

(b) Borrower shall deliver to Lender, within 15 days after request by Lender, a comparison of its actual availability for the period designated by Lender with its budgeted availability for such period.

(c) Borrower shall provide Lender, in addition to the other financial information to be provided by Borrower hereunder, balance sheets, income statements, cash flows, availability projections(including underlying assumptions therefore), inventory locations and a detail of transactions with Affiliates, in a level of detail acceptable to Lender, on a monthly basis until March 31, 2006 and on a quarterly basis thereafter.

9.25  Loan Amount Certificate. Borrower shall, promptly upon the request of Lender, but not more often the 4 times in any fiscal year and in any event together with the quarterly and audited Financial Statements referred to in Section 9.6 hereof furnish to Lender a certificate, signed by its President and Chief Financial Officer, stating as of the date thereof (a) the then outstanding balance of the Loans, (b) that no defense, offset or counterclaim exists with respect to Borrower’s obligation to pay such Loans or if any such defense, offset or counterclaim does exist, specifying in detail the nature and amount thereof and the facts upon which based and (c) that they have reviewed this Agreement and the other Financing Agreements to which Borrower is a party and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Borrower and that, based on such review, the Borrower has observed or performed all of their covenants and other agreements(including those related to Environmental Laws), and satisfied every condition, contained in this Agreement and the other Financing Agreements to be observed, performed or satisfied by the Borrower and that such review has not disclosed the existence, and that such officers do not have knowledge of the existence as at the date of the certificate, of any Event of Default or event or condition which, with the giving of notice or the lapse of time or both, would constitute an Event of Default or if such officer has any knowledge of any such Event of Default or other event or condition, specifying same and what action the Borrower is taking or proposes to take with respect thereto.

9.26  Further Assurances. At the request of Lender at any time and from time to time, Borrower shall at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests of Lender, and the priority thereof, in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Lender may at any time and from time to time request a certificate from an officer of Borrower representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such request by Lender, Lender may, at its option, cease to make any further Loans and providing Letter of Credit Accommodations until Lender has received such certificate and, in addition, Lender has determined that such conditions are satisfied. Where permitted by law, Borrower hereby authorizes Lender to execute and file one or more UCC financing statements signed only by Lender.

Section 10.  Events of Default And Remedies.

10.1  Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default" and collectively as "Events of Default":

(a) Borrower (i) fails to pay when due any of the Obligations (including any mandatory prepayment of Term Loan D or any Voluntary Prepayment, notice of intent to pay has been given by Borrower to Lender) or (ii) Borrower fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements except those described in Section 10(a)(i) above and such failure shall continue for ten (10) days; except that, such ten (10) day cure period shall not be applicable in the case of (A) any failure which cannot be cured at all or within such ten (10) day period, (B) an intentional breach by Borrower or (C) a failure which has been the subject of a prior failure within the preceding three (3) months;

(b) any representation, warranty or statement of fact made by Borrower to Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c)  any Obligor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Lender or any representation, warranty or statements of fact made by any such Person in any such document shall when made or deemed made be false or misleading in any material respect;

(d) any judgment for the payment of money is rendered against Borrower or any Obligor in excess of $100,000 in any one case, or in excess of $200,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of sixty (60) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against Borrower or any Obligor or any of their assets;

(e) Borrower or any Obligor which is a partnership, limited liability company, limited liability partnership or a corporation(wherever organized or constituted), dissolves or suspends or discontinues doing business;

(f) Borrower shall not be Solvent or Borrower shall make an assignment for the benefit of creditors, make or send notice of a bulk transfer or call a meeting of its creditors or principal creditors;

(g) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against Borrower or any Obligor or all or any part of their respective properties and such petition or application is not dismissed within thirty(30) days after the date of its filing or Borrower or any Obligor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of any such action or proceeding or the relief requested is granted sooner.

(h) a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or any Obligor or for all or any part of its property;

(i) any default by Borrower or any Obligor under any agreement, document or instrument relating to any indebtedness for borrowed money owing to any person other than Lender, or under any Capital Lease obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Lender, in any case in an amount in excess of $100,000, which default continues for more than the applicable cure period, if any, with respect thereto, or any default by Borrower any Obligor under any Material Contract, lease, license, or other obligation to any person other than Lender, which default continues for more than the applicable cure period, if any, with respect thereto;

(j) there shall be a Change of Control or change in the present senior management of Borrower;

(k) the indictment or threatened indictment of Borrower or any Obligor under any criminal statute, or commencement or threatened commencement of any criminal or civil proceedings against Borrower or any Obligor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of any of the property of Borrower or any Obligor;

(l) there shall be a material adverse change in the business, assets or prospects of Borrower or any Obligor after the date hereof; or

(m) there shall be an event of default under any of the other Financing Agreements.

10.2  Remedies.

(a) At any time an Event of Default exists or has occurred and is continuing, Lender shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by Borrower or any Obligor except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Lender hereunder, under any of the other Financing Agreements, the Uniform Commercial Code or other applicable law, are cumulative, not exclusive and enforceable, in Lender's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by Borrower of this Agreement or any of the other Financing Agreements. Lender may, at any time or times, proceed directly against Borrower or any Obligor to collect the Obligations without prior recourse to the Collateral.

(b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Lender may, in its discretion and without limitation, (i) accelerate the payment of all Obligations and demand immediate payment thereof to Lender (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(g), or 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, (iii) require Borrower at Borrower’s expense, to assemble and make available to Lender any part or all of the Collateral at any place and time designated by Lender, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Lender or elsewhere) at such prices or terms as Lender may deem reasonable, for cash, upon credit or for future delivery, with the Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrower, which right or equity of redemption is hereby expressly waived and released by Borrower and/or (vii) terminate this Agreement. If any of the Collateral is sold or leased by Lender upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Lender. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Lender to Borrower designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrower waives any other notice. In the event Lender institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, Borrower waives the posting of any bond which might otherwise be required.

(c) Lender may apply the cash proceeds of Collateral actually received by Lender from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in such order as Lender may elect, whether or not then due. Borrower shall remain liable to Lender for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys' fees and legal expenses.

(d) Without limiting the foregoing, upon the occurrence of an Event of Default or an event which with notice or passage of time or both would constitute an Event of Default, Lender may, at its option, without notice, (i) cease making Loans or providing Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrower and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made or provided by Lender to Borrower.

(e) For the purpose of enabling Lender to exercise the rights and remedies hereunder, Borrower hereby grants to Lender, effective as of the occurrence of any Event of Default, to the extent assignable, an irrevocable, non-exclusive license ( exercisable without payment of royalty or other compensation to Borrower) to use or assign any of the trademarks, service marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by Borrower, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the complication or printout thereof.

10.3  Special Event of Default.

(a) The occurrence or existence of the following event shall be an additional “Event of Default”:

(i) Any condition precedent specified in Section 4.1 hereof, the satisfaction of which has been deferred by Lender, is not fulfilled and satisfied on or prior to the date to which fulfillment and satisfaction thereof has been deferred (whether or not such condition is capable of being fulfilled or satisfied by Borrower); and

(ii) Lender shall give notice to Borrower that it is declaring an Event of Default.

(b) On the occurrence and during the continuance of an Event of Default specified in this Section 10.3 Lender shall be entitled to all rights and remedies hereunder, including without limitation those set forth in Section 10.2 hereof, under the other Financing Agreements, and at law.

Section 11.  Jury Trial Waiver; Other Waivers And Consents; Governing Law.

11.1  Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto with respect thereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the Commonwealth of Puerto Rico (without giving effect to principles of conflicts of law).

(b) Borrower and Lender irrevocably consent and submit to the non-exclusive jurisdiction of the United States District Court for the District of Puerto Rico and to the Court of First Instance, (Superior Court) of San Juan, Puerto Rico and waive any objection based on venue or forum non conveniences with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Lender shall have the right to bring any action or proceeding against Borrower or its property in the courts of any other jurisdiction which Lender deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrower and its property).

(c) Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed ten (10) days after the same shall have been so deposited in the U.S. mails, or, at Lender's option, by service upon Borrower in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, the Person so served shall appear in answer to such process, failing which such Person shall be deemed in default and judgment may be entered by Lender against such Person for the amount of the claim and other relief requested.

(d) BORROWER AND LENDER EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. BORROWER AND LENDER EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR LENDER MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e) Lender shall not have any liability to Borrower (whether in tort, contract, equity or otherwise) for losses suffered by it in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct. In any such litigation, Lender shall be entitled to the benefit of the rebuttable presumption that it acted in good faith and with the exercise of ordinary care in the performance by it of the terms of this Agreement.

11.2  Waiver of Notices. Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on Borrower which Lender may elect to give shall entitle it to any other or further notice or demand in the same, similar or other circumstances.

11.3  Amendments and Waivers. Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of Lender, and as to amendments, as also signed by an authorized officer of Borrower. Lender shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of Lender. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

11.4  Waiver of Counterclaims. Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other than compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5  Indemnification. Borrower shall indemnify and hold Lender, and its directors, agents, employees and counsel (collectively “Indemnified Persons”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreement, or any undertaking or proceeding related to any of the transactions contemplated hereby or by the Purchase Agreements or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the fees and expenses of counsel (the “Indemnified Liabilities”). To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion which it is permitted to pay under applicable law to Lender in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

Section 12.  Term of Agreement; Miscellaneous.

12.1  Term.

(a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on March 31, 2008 (the “Renewal Date”) and from year to year thereafter, unless sooner terminated pursuant to the terms hereof. Lender or Borrower may terminate this Agreement and the other Financing Agreements effective on the Renewal Date or on the anniversary of the Renewal Date in any year by giving the other party at least ninety (90) days prior written notice; provided that, this Agreement and all other Financing Agreements must be terminated simultaneously. Upon the effective date of termination or non-renewal of the Financing Agreements, Borrower shall pay to Lender, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Lender in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Lender, as Lender may, in its discretion, designate in writing to Borrower for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrower to the bank account designated by Lender are received in such bank account later than 12:00 noon, Atlantic Standard time.

(b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge Borrower or any Obligor of its respective duties, obligations and covenants under this Agreement, the other Financing Agreements, until all Obligations have been fully and finally discharged and paid, and Lender's continuing security interest in the Collateral and the rights and remedies of Lender hereunder, under the other Financing Agreements, and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

(c) Upon the written request of Borrower, after the effective date of the termination or non-renewal of this Agreement, Lender shall deliver to Borrower, at Borrower’s cost and expense, UCC-3 termination statements and a release and reassignment of trademarks, patents, and copyrights, each in form and substance satisfactory to Lender, necessary to evidence the termination of Lender’s security interests in and lien upon the Collateral, provided that, each of the following conditions is satisfied: (i) Lender shall have received payment in full in cash and performance of all outstanding and unpaid Obligations and the delivery to Lender of cash collateral in such amounts as Lender determines are reasonably necessary to secure Lender from loss, cost, damage or expense, including attorneys= fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Lender has not yet received final and indefeasible payment, and upon the release of all claims against Lender, (ii) Lender shall have received a written release by Borrower and all Obligors, of Lender and the other Indemnified Parties, in form and substance satisfactory to Lender, duly authorized, executed and delivered by Borrower and all Obligors, and (iii) no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities. Accordingly Borrower waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral and Lender shall not be required to send such termination statements to Borrower or to file them with any filing office, unless and until this Agreement is terminated in accordance with its terms, the conditions specified in this Section 12.1(c) satisfied and all of the Obligations indefeasibly paid in immediately available funds.

12.2  Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Lender at its address set forth below and to Borrower at Borrower’s chief executive office set forth below, or to such other address as any party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.

12.3  Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

12.4  Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lender, Borrower and its successors and assigns, except that Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Lender. Lender may, after notice to Borrower, assign its rights and delegate its obligations under this Agreement and the other Financing Agreements and further may assign, or sell participation in, all or any part of the Loans, the Letter of Credit Accommodations or any other interest herein to another financial institution or other person, in which event, the assignee or participant shall have, to the extent of such assignment or participation, the same rights and benefits as it would have if it were the Lender hereunder, except as otherwise provided by the terms of such assignment or participation.

12.5  Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

12.6  Additional Interpretative Provision. (a) All financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrower most recently received by Lender prior to the date hereof.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(c) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(f) This Agreement and the other Financing Agreements are the results of negotiations among and have been reviewed by counsel to Lender and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Lender merely because of Lender’s involvement in their preparation.

(g) Whenever any action or inaction hereunder is based on or may be taken or omitted in the discretion of Lender such discretion shall mean the sole and absolute discretion of Lender.

12.7  Counterparts, Etc. This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the deliver of an original executed counterpart of this Agreement or any of such other Financing Agreements. Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

12.8  Consolidated Determinations. Notwithstanding any other provision of this Agreement, the Adjusted Net Worth, Tangible Net Worth, EBITDA, Excess Cash Flow, Net Income After Tax, Income Before Taxes and Working, Capital of Borrower and any other determinations which under GAAP or otherwise would be made on a consolidated basis, shall, if specified by Lender, be determined for Inyx, Inyx Pharma and Inyx USA separately, Inyx, Inyx Pharma and Inyx USA on a consolidated and consolidating basis or for Inyx and its Subsidiaries on a consolidated basis, as Lender may elect.

12.9  Multiple Borrowers. References to Borrower wherever used in this Agreement, shall mean each and all of Borrowers, if more than one and their respective successors and assigns, individually and collectively, jointly and severally, primarily and unconditionally. The liability of each Borrower hereunder shall be absolute, primary and unconditional, joint and several.

12.10  Examples Of Computations. Examples of computations for purposes of Sections 2.3(d)(ii), 9.14, 9.15 and 9.17 hereof are shown in Schedule 12.10 hereto.

IN WITNESS WHEREOF, Lender and Borrower have caused these presents to be duly executed as of the day and year first above written.

LENDER:

Westernbank Puerto Rico

By:	/s/ Miguel Vazquez
Miguel Vazquez
Title: President Business Credit Division

Address: 268 Munoz Rivera Avenue Suite 600 6th Floor Westernbank World Plaza Hato Rey, Puerto Rico 00918

BORROWER:

Inyx, Inc.

By:	/s/ Jack Kachkar
Jack Kachkar
Title: Chairman of the Board And Chief Executive Officer
(SEAL)
Address: 825 Third Avenue, 40th Floor New York, NY 10022
Attest:

/s/ Rima Goldshmidt Rima Goldshmidt
Secretary

Inyx USA, Ltd.

Date:	By:	/s/ Jack Kachkar
Jack Kachkar
Title: Director Address: San Jose Rd Cotto Norte Industrial Park Manati, PR 00674

(SEAL)

Attest:

/s/ Rima Goldshmidt Rima Goldshmidt
Assistant Secretary

CODE 7-INYX- Loan & Security Agr.